As filed with the Securities and Exchange Commission on
          April 17, 1998      Registration No. 333-47291


                SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549


                        AMENDMENT NO. 1
                             TO
                           FORM SB-2
                     REGISTRATION STATEMENT
                UNDER THE SECURITIES ACT OF 1933


                SOUTHERN HERITAGE BANCORP, INC.
         (Name of Small Business Issuer in its Charter)

    GEORGIA                     6712               58-2352014
(State or other juris-     (Primary Standard      I.R.S. Employer
diction of incorporation   Industrial Classifi-   Identification
or organization            cation Code Number)    No.)

                      3461 Atlanta Highway
                         P. O. Box 907
                     Oakwood, Georgia  30566
                          (770) 532-4537

_________________________________________________________________
(Address and telephone number of principal executive offices including zip code)

                       3461 Atlanta Highway
                  Flowery Branch, Georgia  30542
                          (770) 532-4537
             ________________________________________
            (Address of principal place of business or
              intended principal place of business)

                                   Copy to:
     Gary H. Anderson              T. Treadwell Syfan
     P. O. Box 907                 Stewart, Melvin & Frost, LLP
     Oakwood, Georgia 30566        200 Main Street
     (770) 532-4537                P. O. Box 3280
                                   Gainesville, Georgia  30503
                                   (770) 536-0101
     (Name, address and
     telephone number, of
     agent for service)

Approximate date of proposed sale to the public; As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the
same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check this following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.  [   ]

If the delivery of the prospectus is expected to be made pursuant
to Rule 434, please check the following box.  [   ]


                   CALCULATION OF REGISTRATION FEE:

Title of       Amount to       Proposed      Proposed       Amount of
Each Class     be Registered   Maximum       Maximum        Registration
of Securities                  Offering      Aggregate      Fee
to be                          Price Per     Offering
Registered                     Unit          Price

Common Stock   1,000,000       $10.00        $10,000,000    $2,950.00
$5.00 par      Shares
value

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.



Exhibit Index on page ______                     Page 1 of ______

                 SOUTHERN HERITAGE BANCORP, INC.
                      CROSS-REFERENCE SHEET


Registration Statement Item                  Caption in Prospectus
  Number and Heading

 1.  Front of the Registration Statement
    and Outside Front Cover Page
    of Prospectus.......................     Cover page; Outside
                                             Front Cover Page
                                             of Prospectus

 2.  Inside Front and Outside Back Cover
    Pages of Prospectus.................     Inside Front Cover
                                             Page of Prospectus;
                                             Additional
                                             Information; Outside
                                             Back Cover Page of
                                             Prospectus

 3.  Summary Information and
    Risk Factors........................     Summary; Risk Factors


 4.  Use of Proceeds.....................    Use of Proceeds

 5.  Determination of Offering Price.....    Risk Factors

 6.  Dilution............................    Not Applicable

 7.  Selling Security Holders............    Not Applicable

 8.  Plan of Distribution................    Terms of the Offering

 9.  Legal Proceedings...................    Not Applicable

10.  Directors, Executive Officers,
    Promoters and Control Persons.......     Management - Proposed
                                             Directors and Officers

11.  Securities Ownership of Certain
    Beneficial Owners and Management....     Management - Proposed
                                             Directors and Officers

12.  Description of the Securities.......    Dividends; Description
                                             of Common Stock of the
                                             Company; Certain
                                             Provisions of the
                                             Company's Articles of
                                             Incorporation and
                                             Bylaws

          Registration Statement Item
               and Heading                   Caption in Prospectus


13.  Interests of Named Experts
    and Counsel.........................     Legal Matters

14.  Disclosure of Commission Position on
    Indemnification for Securities Act
    Liabilities.........................     Certain Provisions of
                                             the Company's Articles
                                             of Incorporation and
                                             Bylaws-Indemnification

15.  Organization Within Last
     Five Years..........................    Management

16.  Description of Business.............    Summary; Business;
                                             Supervision and
                                             Regulation
17.  Management's Discussion and Analysis
    or Plan of Operation................     Business

18.  Description of Property.............    Business - Facilities

19.  Certain Relationships and Related
    Transactions........................     Management- Certain
                                             Transactions

20.  Market for Common Equity and
    Related Stockholder Matters.........     Description of Common
                                             Stock of the Company

21.  Executive Compensation..............    Management

22.  Financial Statements................    Financial Statements
                                             of Southern Heritage
                                             Bancorp, Inc.

23.  Changes in and Disagreement With
    Accountants on Accounting and
    Financial Disclosure................     Not Applicable

                           PROSPECTUS

                 SOUTHERN HERITAGE BANCORP, INC.

               A Proposed Bank Holding Company for
             SOUTHERN HERITAGE BANK (In Organization)
                 1,000,000 Shares of Common Stock
                   (Par Value $5.00 Per Share)
                 (Minimum Purchase:  100 Shares)

  This Prospectus relates to the offering by SOUTHERN HERITAGE BANCORP, INC., a Georgia corporation (the "Company"), of a minimum of 800,000 shares and a maximum of 1,000,000 shares of its Common Stock, $5.00 par value per share (the "Common Stock"), at $10.00 per share. The Company has been organized to hold, upon receipt of regulatory approvals, all of the common stock of Southern Heritage Bank (In Organization) (the "Bank"), Oakwood, Hall County, Georgia. The organizers (the directors) of the Company and the Bank intend to subscribe for an aggregate of at least 86,500 shares of the Common Stock sold in this offering (10.81% of the minimum and 8.65% of the maximum number of shares to be sold). In the event that the minimum number of shares in this offering are not sold, the organizers may acquire additional shares of Common Stock, up to a maximum aggregate number for all organizers of 400,000 shares (50% of the minimum and 40% of the maximum number of shares to be sold). The Company and the Bank have not conducted active business operations. The commencement of business operations is contingent upon various regulatory approvals by state and federal agencies and the sale of a minimum of 800,000 shares of the Common Stock offered hereby. All subscriptions are binding and irrevocable until the "Expiration Date" as defined herein. In the event (a) that the Company is unable to sell 800,000 shares of Common Stock or (b) that the Company and the Bank do not satisfy, or do not make a determination that they will satisfy the conditions included in their respective regulatory approvals, the organizers of the Company will pay all incurred expenses, and all escrowed subscription proceeds will be returned to investors with interest. See "THE OFFERING - Release from Escrow" - Page 7.

  INVESTMENT IN THESE SECURITIES INVOLVES A SUBSTANTIAL DEGREE
  OF RISK.  SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS
  PROSPECTUS. INVESTMENT IN THESE SECURITIES SHOULD BE
  UNDERTAKEN ONLY BY PERSONS WHO CAN AFFORD AN INVESTMENT
  INVOLVING SUCH RISKS.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED
UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT DEPOSITS OR
SAVINGS ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL
DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                                     Underwriting
                    Price to         Discounts and     Proceeds to
                    Public(1)        Commissions(2)      Company(3)
Per Share           $        10.00        -0-       $         10.00

Total Minimum(4)    $ 8,000,000.00        -0-       $ 8,000,000.00

Total Maximum(5)   $10,000,000.00         -0-      $10,000,000.00

(1) The offering price has been arbitrarily established by the Company. See "RISK FACTORS - Offering Price."

(2) Offers and sales of the Common Stock will be made on behalf of the Company on a best-efforts basis by its officers and directors, who will receive no commissions or other remuneration in connection with such activities, but they will be reimbursed for their reasonable expenses incurred in the offering. In reliance on Rule 3a4-1 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company believes such officers and directors will not be deemed to be brokers and/or dealers under the Exchange Act.

(3) Before deduction of expenses payable by the Company estimated at $35,000 for registration fees, legal and accounting fees, printing costs and other offering expenses.

(4) Subscription proceeds will be deposited promptly in an escrow account with The Bankers Bank, Atlanta, Georgia, pending receipt of subscriptions for not less than 800,000 shares and completion of certain other matters on or before ________, 1998, the expiration date of the offering (unless the offering is terminated sooner or extended). Subscription funds will be released from escrow (a) upon the receipt of $8,000,000 of subscription proceeds and (b) upon a determination by the organizers that the remaining conditions set forth in the preliminary approvals issued by the applicable regulatory agencies will be satisfied. See "THE OFFERING - Terms of the Offering." The Company will return to each subscriber, with interest, the amount of any proceeds received in full with respect to subscriptions that are not accepted.

(5) The Company reserves the right to issue up to 1,000,000 shares at $10.00 per share. See "THE OFFERING - Terms of the
     Offering."



        The date of this Prospectus is ___________________

                     REPORTS TO SHAREHOLDERS


  The Company is not a reporting company as defined by the Securities and Exchange Commission ("SEC"). The Company will furnish its shareholders with annual reports containing audited financial information for each fiscal year on or before the date of the annual meeting of shareholders as required by Rule 80-6-1.05 of the Georgia Department of Banking and Finance ("Department of Banking"). The Company's fiscal year ends on December 31. Additionally, the Company will also furnish such other reports as it may determine to be appropriate or as otherwise may be required by law.

  Upon the effective date of the Registration Statement, the Company will be subject to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), which include requirements to file annual reports on Form 10-K and quarterly reports on Form 10-Q with the SEC. This reporting obligation will exist for at least one year and will continue for fiscal years thereafter, except that such reporting obligations may be suspended for any subsequent fiscal year if at the beginning of such year the Common Stock of the Company is held of record by less than three hundred persons.

                      ADDITIONAL INFORMATION

  The Company has filed with the SEC a Registration Statement under the Securities Act of 1933, as amended, with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits thereto. The Registration Statement may be examined at, and copies of the Registration Statement may be obtained at prescribed rates from, the Public Reference Section of the SEC, Room 1024, 450 Fifth Street, N.W., Washington, DC 20549.

  The Company and the Organizers have filed various applications with the Federal Deposit Insurance Corporation, the Federal Reserve Bank of Atlanta and the Department of Banking. Prospective investors should rely only on information contained in this Prospectus and in the Company's related Registration Statement in making an investment decision. To the extent that other available information not presented in this Prospectus, including information available from the Company and information in public files and records maintained by the Federal Deposit Insurance Corporation, the Federal Reserve Bank of Atlanta and the Department of Banking, is inconsistent with information presented in this Prospectus or provides additional information, such other information is superseded by the information presented in this Prospectus and should not be relied on. Projections appearing in the applications are based on assumptions that the organizers believe are reasonable, but as to which no assurances can be made. The Company specifically disaffirms those projections for purposes of this Prospectus and cautions prospective investors against placing reliance on them for purposes of making an investment decision.

                             SUMMARY

  The following Summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus.

The Company

  The Company was incorporated under the laws of the State of Georgia on February 13, 1998, primarily to serve as the holding company for a state bank. The Company is in the process of filing applications with the Federal Reserve Bank of Atlanta (the "Federal Reserve") and the Department of Banking for prior approval to become a bank holding company by using the proceeds of this offering to acquire all of the capital stock of the Bank. The organizers anticipate receiving such approvals during May, 1998. Such approvals will require the Company to sell at least 800,000 shares of its Common Stock, but are not expected to contain other material conditions. See "RISK FACTORS - Regulatory Approvals Required." The Company initially will engage in no business other than owning and managing the Bank. See "BUSINESS OF THE COMPANY AND THE BANK."

The Bank

  The Bank is in the process of being organized as a state-chartered bank under Georgia law. It has filed an application with the Department of Banking for this purpose and with the Federal Deposit Insurance Corporation (the "FDIC") for deposit insurance, and such applications were approved on October 31, 1997 and March 19, 1998, respectively. The Bank will not be authorized to conduct its banking business until it receives a permit to begin business from the Department of Banking. The issuance of the permit to begin business will depend, among other things, upon the Bank's receiving $7,950,000 in capital from at least $8,000,000 in capital raised by the Company and upon compliance with certain standard conditions that have been imposed by the FDIC and the Department of Banking which are generally designed to familiarize the Bank with certain applicable operating requirements (e.g., no directors' fees are payable until the Bank earns a cumulative profit) and to prepare the Bank to commence business operations (e.g., the adoption of loan, investment and other policies to govern the Bank's operations). The Bank expects to satisfy all conditions of each requirement for organizing the Bank and to open for business during the third quarter of 1998, or as soon thereafter as practicable. See "RISK FACTORS - Regulatory
Approvals Required" and "USE OF PROCEEDS." The Bank plans to open for business in a temporary bank facility to be located on a portion of the site for the permanent facility of the Bank. Management expects the permanent bank facility to be constructed and occupied by the end of March, 1999. The Bank intends to engage in a general commercial banking business, emphasizing the banking needs of individuals and small to medium-sized businesses in its primary service area. See"USE OF PROCEEDS" and "BUSINESS OF THE COMPANY AND THE BANK."

  The philosophy of the management of the Bank with respect to its initial operations will be to emphasize prompt and responsive personal service to the residents of Oakwood, Georgia and the other communities located in Hall County in order to attract customers and acquire market share now controlled by other financial institutions in the Bank's market area. The organizers believe that the Bank offers the residents of Oakwood and the surrounding areas the opportunity to have an ownership interest in a community bank, while also receiving the benefits associated with a locally owned and managed community bank. Through ownership in the Company, the residents of the community will have a greater role in the development of the Bank.

  The offices of the Bank will be located at 3461 Atlanta Highway,
P. O. Box 907, Oakwood, Georgia 30566. The Company's current principal executive office is located as follows: 3155 Frontage Road, Oakwood, Georgia 30566 and its telephone number at that address is (770) 535-2835 (Ext. 323).

The Offering

Security                      Common Stock, $5.00 par value, of
                              the Company

Offering Price                $10.00 per share

Number of Shares Offered      Minimum: 800,000
                              Maximum: 1,000,000

Use of Proceeds               To purchase 100% of the Common Stock
                              of the Bank; the remaining proceeds
                              will be applied to working capital
                              and used to pay organizational
                              expenses of the Company and of this
                              offering.  The Bank will use the
                              proceeds of this offering to pay
                              organizational and pre-opening
                              expenses; to build a building and
                              furnish it for the Bank's main
                              office; to provide working capital
                              to be used for business purposes,
                              including paying officers' and
                              employees' salaries, making loans
                              and other investments.  See "USE OF
                              PROCEEDS."

Risk Factors

  Investment in the Common Stock involves a significant degree of risk. See "RISK FACTORS" beginning on page 4 of this Prospectus.


                           RISK FACTORS

  Investment in the shares of the Common Stock offered hereby involves a significant degree of risk. The shares of Common Stock should be purchased by investors who can afford the loss of their entire investment. In addition to considering factors set forth elsewhere in this Prospectus, persons interested in purchasing shares of the Common Stock should carefully consider the following risks before making a decision to subscribe.

  THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

Regulatory Approvals Required

  The Company must receive the approval of the Federal Reserve and the Department of Banking before it can become the holding company of the Bank. Applications for such approvals have been filed with such agencies and are pending. The organizers anticipate receiving such approvals during May, 1998. Such approvals will require the Company to sell at least 800,000 shares of its Common Stock but are not expected to contain other material conditions.

  The Bank's application to organize a new state bank and for federal deposit insurance was filed with the Department of Banking and the FDIC on June 16, 1997. The Department of Banking and the FDIC issued their approvals on October 31, 1997 and March 19, 1998, respectively. Both approvals are subject to the condition that at least $8,000,000 of capital be raised by the Company and that such amount, net of the expenses of this offering and organizational expenses of the Company, be invested in the Bank by the Company. Both approvals are also subject to a number of other standard conditions which are regularly imposed by the Department of Banking and the FDIC which are generally designed to familiarize the Bank with certain applicable operating requirements (e.g., no directors' fees are payable until the Bank earns a cumulative profit) and to prepare the Bank to commence business operations (e.g., the adoption of loan, investment and other policies to govern the Bank's operations).

New Enterprise; Lack of Operating History

  The Bank, which will be the sole subsidiary of the Company, is in organization and has no operating history on which to base any estimate of its future prospects. The Company's initial profitability will depend entirely upon the Bank's operations. The Bank's proposed operations are subject to risks inherent in the establishment of a new business and, specifically, of a new bank. While the Bank's pro forma financial statements project a profit by the end of the second year of operations, unforeseen circumstances could delay such profit. If the Bank is ultimately unsuccessful, there is no assurance that shareholders will recover all or any part of their investment in the Common Stock of the Company.

Competitive Industry; Intrastate Branching

  The banking business is highly competitive. The Bank will compete as a financial intermediary with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms soliciting business from residents of Hall County, Georgia, many of which have greater resources than will be available to the Bank or the Company. Recent federal legislation permits commercial banks to establish operations nationwide, further increasing competition from out-of-state financial institutions. Furthermore, recently enacted Georgia legislation greatly diminishes the historical legal restrictions on establishing branch banks across county lines in Georgia, thus creating further opportunities for other financial institutions to compete with the Bank. Generally, from July 1, 1996 to July 1, 1998 any bank located in Georgia may branch into any three additional Georgia counties regardless of the location of the parent bank. After July 1, 1998, banks may establish banks statewide in Georgia without limitation. In addition, on-line computer banking via the Internet or otherwise may also become an increasing source of competition for community financial institutions such as the Bank. There is no assurance that the Bank will achieve the market share necessary to become profitable in the near future. See "BUSINESS OF THE COMPANY AND THE BANK - The Bank
- Competition and Historical Deposit Trends."

Highly Regulated Industry

  The potential success or failure of the Bank will depend not only upon competitive factors, but also upon state and federal regulations affecting banks and bank holding companies generally. Regulations now affecting the Company and the Bank may be changed at any time, and there is no assurance that such changes will not adversely affect the business of the Company and the Bank. See "SUPERVISION AND REGULATION."

Effect of Monetary Policies

  The results of operations of the Bank will be affected by credit policies of monetary authorities, particularly the Board of Governors of the Federal Reserve System. There can be no assurance that the effect of actions by monetary and fiscal authorities, including the Federal Reserve, will not have an adverse effect on the deposit levels, loan demand or the business and earnings of the Bank. See "SUPERVISION AND REGULATION - Monetary Policies."

Success Depends on Economic Conditions

  The success of the Bank will depend largely on the general economic conditions in the Bank's primary service area of Hall County, Georgia. Although the Bank expects favorable economic development in this market area, there is no assurance that favorable economic development will occur or that the Bank's expectation of corresponding growth will be achieved. See "BUSINESS OF THE COMPANY AND THE BANK."

Risk of Losses from Lending Activities

  The Bank's principal sources of earnings will be interest charged on loans and fees received in connection with the origination of loans. The Bank will aggressively seek good loans primarily within the limited geographic area of Hall County and immediately adjacent counties. The Bank plans to make consumer loans to individuals, commercial loans to small and medium-sized businesses, and real estate-related loans, including construction loans for residential and commercial properties and primary and secondary mortgage loans for the acquisition or improvement of personal residences. There is always some degree of risk regarding non-payment of loans and resultant operating losses and capital dilution as a result thereof. See "BUSINESS OF THE COMPANY AND THE BANK - The Bank-Lending Policy; - The Bank-Real Estate Loans; The Bank-Consumer Loans; and the Bank-Commercial Loans" beginning at page ___ of this Prospectus.

Offering Price Arbitrarily Determined

  Since the Company and the Bank are in the process of being organized, the offering price of $10.00 per share has been determined arbitrarily by the organizers without particular reference to historical or projected earnings, book value or other customary criteria. The organizers did not retain an independent investment banking firm to assist in determining the offering price. Should a market develop for the Common Stock of the Company, there is no assurance that any of the Common Stock offered hereby could be resold for the offering price or any other amount.

No Dividends

  Since the Company and the Bank are both start-up operations, it will be the policy of the Board of Directors of the Company to reinvest earnings for the period of time necessary to help ensure the success of their operations. As a result, the Company has no current plans to initiate the payment of cash dividends, and its future dividend policy will depend on the Bank's earnings, capital requirements, financial condition and other factors considered relevant by the Board of Directors of the Company. See "SUPERVISION AND REGULATION - Bank Regulation."

No Established Trading Market

  There is no public trading market for the shares of the Common Stock of the Company, and it is not anticipated that a market for the shares will develop as a result of this offering. As a result, investors who may wish or need to dispose of all or a part of their investment in the Common Stock may not be able to do so except by private direct negotiations with third parties assuming that third parties are willing to purchase the Common Stock.

Dilution

  Investors purchasing shares of Common Stock in this offering may incur possible dilution of their interest in the Company to the extent that officers, directors and key employees are issued performance stock options and they exercise such options to purchase common stock at a price below the market value of such stock. See "MANAGEMENT - Stock Option Plan."


                           THE OFFERING

Terms of the Offering

  Minimum/Maximum. The Company is offering a minimum of 800,000 shares and a maximum of 1,000,000 shares of its Common Stock for a price of $10.00 per share, for an aggregate minimum price of $8,000,000 and an aggregate maximum price of $10,000,000. The minimum purchase for any investor (together with the investor's affiliates) is 100 shares of Common Stock ($1,000) unless the Company, in its sole discretion, accepts a subscription for a lesser number of shares. The maximum purchase for any investor (together with the investor's affiliates and relatives) is 80,000 shares ($800,000) of Common Stock, unless the Company, in its sole discretion, accepts a subscription for a greater number of shares. 80,000 shares represents 10% of the minimum and 8% of the maximum number of shares to be sold.

  Organizer Subscriptions. The organizers (the directors) of the Company intend to purchase an aggregate of 86,500 shares of Common Stock sold in the offering (10.81% of the minimum and 8.65% of the maximum number of shares to be sold). No organizer intends to individually purchase more than 10% of shares sold in this offering. In the event, however, that the minimum number of shares in this offering are not sold, the organizers may acquire additional shares of the Common Stock, up to a maximum aggregate number for all organizers of 400,000 shares (50% of the minimum and 40% of the maximum number of shares to be sold).

  Offering Period and Expiration Date. The offering period for the shares will terminate at the earlier of the date all shares offered hereby are sold or 5:00 p.m. Oakwood, Georgia time, on ________, 1998. [90 days from beginning of sale of securities] This date may be extended at the discretion of the Company for additional periods not exceeding an aggregate of 180 days (i.e., until __________, 1998). Written notice of any such extension will be given to all persons who are already subscribers at the time of the extension. The date on which this offering terminates plus any extension thereof is referred to in this Prospectus as the "Expiration Date."

  Subscription. As indicated below under "How to Subscribe," upon execution and delivery of a subscription agreement for shares of the Common Stock, subscribers will be required to deliver to the Company a check in the amount of $10.00 times the number of shares subscribed. All subscriptions will be binding and irrevocable until the Expiration Date.

  Escrow. Subscription proceeds will be deposited in an escrow account with The Bankers Bank, Atlanta, Georgia, as escrow agent (the "Escrow Agent") for the Company pending completion of this offering. Subscription proceeds held in the escrow account will be invested in short-term United States Government securities or interest bearing accounts insured by the FDIC or in such other short-term investments as may be agreed upon by the Company and the Escrow Agent from time to time. The Escrow Agent has not investigated the desirability or advisability of an investment in the Company, and has not approved, endorsed or passed upon the merits of the Common Stock.

  Company Discretion. The Company reserves the right, in its sole discretion, to accept or reject any subscription in whole or in part on or before the Expiration Date. Without limiting the generality of the foregoing, the Company also reserves the right to accept subscriptions on a prorated basis if it receives subscriptions for more than 1,000,000 shares. The Company will notify all subscribers no later than five business days after the Expiration Date whether their subscriptions have been accepted. With respect to any subscriptions which are not accepted, in whole or in part, by the Company, the notification will be accompanied by the unaccepted portion of the subscription funds, with interest payable at a rate equal to the rate NationsBank, Atlanta, Georgia, pays its passbook savings account holders (___% at _______________, 1998).

  Termination. The Company reserves the right to terminate the offering at any time after 800,000 shares have been subscribed for if the Company determines that the total amount of subscriptions will provide adequate capitalization for the Company after payment of expenses.

  Release from Escrow. Subscription proceeds will be released from escrow to the Company upon the occurrence of all of the following events: (a) the sale by the Company of at least 800,000 shares of its Common Stock, (b) receipt by the Company of approval of the Federal Reserve and the Department of Banking to become a bank holding company, (c) satisfaction by the Company of, or a determination by the Company that it will satisfy, all of the conditions that the Federal Reserve and the Department of Banking may impose in their approvals to the Company, (d) receipt by the Bank of approval from the Department of Banking and the FDIC of the Bank's application to organize a new state bank and for deposit insurance, and (e) satisfaction by the Bank of, or a determination by the Bank that it will satisfy, all of the conditions that the FDIC and the Department of Banking have imposed in their approvals to the Bank.

  If the above conditions are met, the Company may instruct the Escrow Agent to release to the Company the amount of subscription proceeds relating to subscriptions or portions thereof accepted by the Company, together with any interest earned thereon. Any subscription proceeds received after the above conditions are met but before termination of this offering will not be deposited in the escrow account, but will be available for immediate use by the Company, to the extent accepted by the Company.

  The Bank received approvals from the Department of Banking and the FDIC on October 31, 1997 and March 19, 1998. The Company expects to receive approvals from the Federal Reserve and the Department of Banking during May, 1998. In the opinion of the organizers, the only significant condition to all of the foregoing approvals will be that a minimum of 800,000 shares of Common Stock of the Company has to be sold in this offering. If the requisite shares are not sold, or if the Company or the Bank determine that they cannot satisfy the other conditions included in the approvals by the Expiration Date, then the subscription agreements will be of no further force or effect, and the full amount of all subscription funds of the subscribers, with interest payable at a rate comparable to the rate NationsBank, Atlanta, Georgia, pays its passbook savings account holders, will be returned to the subscribers (other than organizers) within five business days of the Expiration Date.

  It is possible that subsequent to the release of the subscription funds from escrow (the requisite shares having been sold and the determination having been made the other regulatory conditions will be satisfied) events could occur which could have the effect of preventing the Bank from commencing business. If that were to occur, the Company intends to liquidate and would return to the then shareholders of the Company the portion of their investment which is equal to their total investment less their prorata share of the expenses incurred by the Company and the Bank. See "USE OF PROCEEDS" and "CAPITALIZATION." While no assurance can be given that the foregoing will not take place, the organizers cannot foresee any such events and believe it is highly unlikely that such events will occur. After consulting with applicable regulatory authorities, the organizers are not aware of any Georgia state banks which failed to commence business after they or their holding companies had raised the required capital. Additionally, based on conversations with applicable regulatory authorities, there are no indications that the Company and the Bank will have any difficulty in satisfying the applicable regulatory conditions.

  Plan of Distribution. Offers and sales of the Common Stock will be made on behalf of the Company primarily by certain of its officers and directors. The officers and directors will receive no commissions or other remuneration in connection with such activities, but they will be reimbursed for their reasonable expenses incurred in the offering. In reliance on Rule 3a4-1 of the Exchange Act, the Company believes such officers and directors will not be deemed to be brokers and/or dealers under the Exchange Act.

  The Company has no present arrangements or agreements with any brokers and/or dealers with respect to this offering. The Company presently anticipates that no sales of Common Stock will require the use of brokers and/or dealers. In the event that broker/dealers are used, all such funds will be promptly transmitted to the Escrow Agent under the terms of the escrow agreement.

  It is expected that the organizers (the directors of the Company) will purchase a total of 86,500 shares of Common Stock offered hereby; however, the organizers may, subject to regulatory approval, purchase up to 50% of the minimum number of shares offered hereby if necessary to complete the offering. Any shares purchased by the organizers in excess of their original commitment will be purchased for investment and not with a view to the resale of such shares, and any such purchases will be subject to regulatory approval.

  Founders Club. Each investor shall be deemed to be a member of the "Founders Club" of the Bank, which will entitle the investor to a personal checking account with no service charge for as long as the investor owns a minimum of 100 shares of Company Common Stock. The initial order of checks for such account will be complimentary, and the check design will identify the account holder as a member of the Founders Club.

How to Subscribe

  Each prospective investor who (together with the investor's affiliates) desires to purchase 100 or more shares must:

  1. Complete, date and execute the Subscription Agreement, which is attached as Exhibit A to this Prospectus.

  2. Make a check payable to "The Bankers Bank - Escrow
     Account for Southern Heritage Bancorp, Inc." in an amount equal to the full subscription price of $10.00 times the number of shares subscribed for.

  3. Return the completed Subscription Agreement and check as follows:

          HAND OR MAIL DELIVERY

          Southern Heritage Bancorp, Inc.
          3461 Atlanta Highway
          P. O. Box 907
          Oakwood, Georgia 30566
          Attn: Gary H. Anderson


                         USE OF PROCEEDS

  The net proceeds from the sale of the shares offered hereby after deducting estimated offering expenses of $35,000 will be between $7,965,000 if the minimum of 800,000 shares are sold and $9,965,000 if the maximum of 1,000,000 shares are sold. Offering expenses will be paid by the Company through draws on the organization loan described below and repaid from the gross proceeds of this offering.

  The organizers also expect the Company and the Bank to incur approximately $55,000 of organizational expenses and pre-opening expenses of approximately $196,500 (assuming the minimum offering is completed on July 1, 1998 and the Bank begins operation on August 1, 1998), which would be offset in part by estimated pre-opening investment income on offering proceeds of approximately
$7,500. Offering, organizational and pre-opening expenses incurred prior to the conclusion of the offering will be paid through draws by the Company on the organization loan (which has been guaranteed by the organizers). To the extent such amounts and accrued interest thereon exceeds $286,500, additional offering, organizational and pre-opening expenses will be paid through draws on the organization loan established for the Company by the organizers, with all of such amounts to be repaid by the Company together with accrued interest from net offering proceeds.

  The Company will use a portion of the net offering proceeds to the organization loan, which monies were and will be used to pay organizational, pre-opening, and offering expenses for the Company and the Bank. In addition, the Bank will use a portion of the proceeds it receives from the sale of its stock to the Company to reimburse the Company for amounts advanced by the Company to pay organizational and pre-opening expenses of the Bank.

  To facilitate the Company's formation and the Bank's formation, the organizers (all directors of the Company) arranged a line of credit (the "organization loan") from The Bankers Bank, Atlanta, Georgia, in the aggregate amount of $500,000 to pay organizational and pre-opening expenses for the Bank and the Company. The organization loan bears interest at the lender's prime rate (presently 8.5% per annum) and has a 360-day term. The organizers have personally guaranteed the organization loan. The organization loan and interest costs will be repaid from the offering proceeds when the conditions to the offering have been satisfied.

  The Company will capitalize the Bank with a minimum of $8,000,000 (net of offering and Company organizational expenses) of the net offering proceeds by purchasing approximately 795,000 shares of the Bank's stock at a price of $10.00 per share. After the anticipated expenditure of approximately $1,838,770 in the aggregate for organizational and pre-opening operation expenses and the costs of the Bank's proposed facility, the Bank will have remaining working capital of approximately $6,111,230 to be used for the purposes of making loans and investments in the course of the Bank's operations and to pay operating expenses (to the extent such expenses are not met by operating income).

  The remaining balance of the net proceeds of the offering of not in excess of approximately $2,000,000 (depending on the number of shares sold) will be retained to establish the Company's working capital and for general corporate purposes, including supporting the Bank's growth and engaging in other permitted activities.

  The following table sets forth in tabular form the estimated use by the Company and the Bank of the gross proceeds of the minimum and maximum offerings based on the estimate of management at this time and assuming that the offering is concluded as of July 1, 1998 and that the Bank commences operations on August 1, 1998, for purposes of projecting offering, organizational and pre-opening expenses and for computing interest payable. Pre-opening expenses will increase, with a corresponding reduction in working capital available to the Company and Bank, in the event completing the offering is delayed for any reason. Management believes that the Bank will commence operations by August 1, 1998 since all regulatory approvals should be received several months before that date as set forth herein and based on the installation of a temporary bank facility in June, 1998 on a portion of the land which will be the site of the permanent bank building to be built by the Bank. The Bank has received permission from the Department of Banking to begin operations in the temporary bank facility, assuming the other conditions required by the Department of Banking are met. The proposed permanent bank building will be built in approximately eight months and construction is projected to begin in July, 1998. The site of the bank building is a 1.3359 acre tract of land which the Company has leased from one of its directors under a 40-year ground lease. See "MANAGEMENT - Certain Transactions and Relationships."

                         Use of Proceeds

                                   Minimum        Maximum
Gross Proceeds From
 This Offering(1)                  $8,000,000     $10,000,000

Anticipated Use of Proceeds
 by the Company:
  Offering Expenses                     35,000        35,000
  Organizational Expenses(2)            15,000        15,000
  Working Capital                            0     2,000,000
  Capitalization of Bank
  through Purchase of Common
  Stock of the Bank                  7,950,000     7,950,000

  Total                            $ 8,000,000   $10,000,000

Anticipated Use of Capital
 by the Bank:

  Organization Expenses(2)         $   40,000     $    40,000
  Pre-opening Operating
   Expenses(2)(3)                     189,000         189,000
  Land and Bank Premises            1,250,270       1,250,270
  Furniture, Fixtures &
   Equipment                          359,500         359,500
  Working Capital                   6,111,230       6,111,230

  Total                            $7,950,000     $ 7,950,000

_______________________

(1) Assuming sale of 800,000 shares and 1,000,000 shares, respectively, at $10.00 per share.

(2) Organizational expenses consist primarily of consulting fees for market analysis and feasibility studies, filing fees, accounting, appraisal and legal fees and expenses. Pre-opening expenses consist primarily of salaries and benefits, printing, promotion, supplies, rent and occupancy expense, and interest expense. Such expenses have been estimated through July, 1998. All of such expenses as well as those for premises and leasehold improvements, and for furniture, fixtures and equipment are expected to be incurred provided that the offering proceeds are released from escrow.

(3) Assuming $189,000 of expenses, net of anticipated preopening income of $7,500.

                          CAPITALIZATION

  The following table sets forth the capitalization of the Company as of December 31, 1997, and as adjusted to give pro forma effect to the sale by the Company of the minimum offering of 800,000 shares and the maximum offering of 1,000,000 shares (as of the completion of the offering) and the receipt of the net proceeds anticipated by the Company from such sale, which will result in initial compliance with all regulatory capital requirements. All offering proceeds, with interest, will be returned to subscribers in the event the minimum offering is not completed.

                                   PRESENTLY      AS OF COMPLETION
                                  OUTSTANDING     OF THE OFFERING

                                SHARES      AMOUNT     SHARES  AMOUNT
ASSUME MINIMUM OFFERING:

Common Stock, $5 par value
10,000,000 shares authorized;
one share issued, 800,000 to be
issued as adjusted                  1        $      5  800,000 $4,000,000

Capital surplus                                     5           3,965,000

Accumulated deficit                             $(56,344)      $  ( 56,344)3

   Total equity                                 $(56,334)      $7,908,656

ASSUME MAXIMUM OFFERING:

Common stock, $5 par value;
10,000,000 shares authorized;
one shares issued, 1,200,000
to be issued as adjusted           1       $       5  1,000,000 $5,000,000

Capital surplus                                    5            4,965,0002

Accumulated deficit                         (56,344)              (56,344)3

    Total equity                           $(56,334)            $9,908,656

___________________________
        1 In February, 1998, the Company issued one share of Common Stock to Mr. Cagle for $10 in connection with the organization of the Company.

        2 Expenses related to this offering are estimated to be $35,000 and will be charged to the capital surplus upon completion of the offering.

        3 Accumulated deficit represents organizational and pre-opening expenses incurred as of December 31, 1997, which were funded by the organization loan from The Bankers Bank.


                            DIVIDENDS

  Since the Company and the Bank are both start-up operations, it will be the policy of the Board of Directors of the Company to reinvest earnings for the period of time necessary to help ensure the success of their operations. As a result, the Company has no current plans to initiate the payment of cash dividends, and its future dividend policy will depend on the Bank's earnings, capital requirements, financial condition and other factors considered relevant by the Board of Directors of the Company. See "SUPERVISION AND REGULATION - Bank Regulation."


                     BUSINESS OF THE COMPANY
                           AND THE BANK

The Company

  The Company was incorporated as a Georgia business corporation on February 13, 1998 to become a bank holding company by acquiring all the common stock of the Bank upon its formation. Initially, the Bank will be the sole operating subsidiary of the Company. The Company has applied to the Federal Reserve and the Department of Banking for prior approval to use $7,950,000 of the proceeds of this offering to acquire the Bank. If such approvals are granted, upon its acquisition of the common stock of the Bank, the Company will become a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended, and the Georgia Bank Holding Company Act. See "SUPERVISION AND REGULATION."

  The Company has been organized to facilitate the Bank's ability to serve its future customers' requirements for financial services. The holding company structure will provide flexibility for expansion of the Company's banking business through the possible acquisition of other financial institutions and the provision of additional banking-related services which the traditional commercial bank may not provide under present laws. For example, banking regulations require that the Bank maintain a minimum ratio of capital to assets. In the event that the Bank's growth is such that this minimum ratio is not maintained, the Company may borrow funds, subject to capital adequacy guidelines of the Federal Reserve, and contribute them to the capital of the Bank and otherwise raise capital in a manner which is unavailable to the Bank under existing banking regulations.

  The Company has no present plans to acquire any operating subsidiaries other than the Bank. It is expected, however, that the Company may make additional acquisitions in the future in the event that the Company becomes profitable and such acquisitions are deemed to be in the best interest of the Company and its shareholders. Such acquisitions, if any, will be subject to certain regulatory approvals and requirements. See "SUPERVISION AND REGULATION."

The Bank

  General. The organizers filed an application with the Department of Banking and with the FDIC on June 16, 1997, for authority to organize as a state bank, the deposits of which will be federally insured (generally, up to $100,000 per depositor, subject to aggregation rules), and to conduct a commercial banking business from Oakwood, Georgia. The organizers received approvals from the Department of Banking on October 31, 1997 and the FDIC on March 19, 1998.

  The Bank intends to be a full service commercial bank. The Bank plans to offer personal and business checking accounts, interest-bearing checking accounts, savings accounts, money market funds and various types of certificates of deposit. The Bank also plans to offer installment loans, real estate loans, second mortgage loans, commercial loans and home equity lines of credit. In addition, the Bank intends to provide such services as official bank checks and money orders, Mastercard and Visa credit cards, safe deposit box, traveler's checks, bank by mail, direct deposit of payroll and social security checks, and US Savings Bonds.

  Philosophy. The philosophy of the management of the Bank with respect to its initial operations will be to emphasize prompt and responsive personal service to the residents of Oakwood, Georgia and the other communities located in Hall County in order to attract customers and acquire market share now controlled by other financial institutions in the Bank's market area. The organizers believe that the Bank offers the residents of Oakwood and the surrounding areas the opportunity to have an ownership interest in a community bank, while also receiving the benefits associated with a locally owned and managed community bank. Through ownership in the Company, the residents of the community will have a greater role in the development of the Bank.

  Management of the Bank intends to implement an active officer and director call program to promote these efforts. The purpose of this call program will be to describe the products, services and philosophy of the Bank to both existing and new business prospects. In addition, the President of the Bank has substantial banking experience in Hall County, which will be an asset in providing both products and services designed to meet the needs of the Bank's customer base. All of the organizers are active members of the business community in Oakwood and the areas located around Hall County, and their continued active community involvement will provide an opportunity to promote the Bank and its products and services. The organizers intend to utilize effective advertising and aggressive selling efforts through the officer and director call program in order to build a distinct institutional image for the Bank and to capture a customer base.

  The Company and the Bank presently maintain a key man life insurance policy in the amount of $500,000 on the life of Gary
Anderson, President of the Company and the Bank.

  Bank Location and Facilities.  The Bank will be located at 3461
Atlanta Highway,  P. O. Box 907, Oakwood, Georgia 30566 in Hall
County. The Bank plans to provide services to Hall County residents, as well as to residents from the adjacent counties of Jackson and Gwinnett.

  On February 4, 1998, the Company entered into a ground lease with
M. Milton Robson, one of the Company's directors, for a 40-year ground lease of a 1.3359 acre tract of land located at 3461 Atlanta Highway in the City of Oakwood, Georgia. The tract of land is the site where the Company and the Bank intend to construct the main office of the Bank. The terms of the ground lease are set out in more detail under the section entitled "MANAGEMENT - Certain Transactions and Relationships" below. Upon termination of the lease due to certain defaults by the lessees or normal expiration, the real property improvements (the building) will revert to and become the property of the lessor. Final termination is expected to occur in Summer, 2038, but could occur earlier if lessees default in the payment of rent for three consecutive months or fail to exercise the extension options.

  The directors of the Company have obtained two appraisals of the proposed site of the bank building and of the ground lease. Both appraisals determined that the rental under the ground lease was reasonable and at market rental rate for comparable ground leases. Copies of the appraisals, together with the ground lease agreement, were filed with the Department of Banking and the FDIC.

  The Company and the Bank plan to have a 10,000 square foot, two-story building constructed on the property for the Bank. There will be four teller stations inside and four drive through stations. There will also be a stand-alone automatic teller machine accessible by automobile. The directors estimate that the cost of construction of the building will be approximately $1,250,270. The furniture, fixtures and equipment necessary for operation of the Bank are projected to cost approximately $359,500. Construction, equipping and occupancy of the bank building is projected to occur by March, 1999. As set forth above, the directors anticipate that the Bank will open for business by August 1, 1998, in a temporary building to be located on a portion of the site of the permanent bank building.

  Management believes the capital to be raised in this offering by the Company will enable the Company and the Bank to satisfy their future cash requirements indefinitely and that the Company and the Bank will not have to raise additional capital during 1998 or 1999 or in the forseeable future.

  Primary Service Area. The Bank's Primary Service Area ("PSA") is defined as south Hall County. The Bank has defined its local community as Oakwood and Hall County, Georgia and portions of the surrounding counties of Jackson and Gwinnett.

  Economic and Demographic Factors. According to the Georgia Economic Profile (April, 1997), Hall County has grown during each census since 1950. From 1980 to 1990, Hall County grew by 26.1%. The adjacent counties of Jackson and Gwinnett Counties have also experienced significant positive population growth. The projected population of Hall County in 2000 is 120,000 persons. According to Georgia Economic Profile, 26% of the employment base of Hall County are employed in manufacturing. Manufacturing jobs provide 29% of the employment earnings for the county. Service employment is the next largest contributor to employment in the county, providing 22% of the jobs employment earnings. Retail trade employment is also important to the county's economy, providing 16% of the jobs and 11% of employment earnings. Hall County's annual unemployment rate for 1996 was lower than the State of Georgia's mark, averaging 3.3% compared with the State's average of 4.6%. Nationwide, unemployment for the same period averaged 5.4%. The per capita income in the county in 1995 was $21,165, which ranked 14th among Georgia's 159 counties. The City of Gainesville, the county seat and largest municipality in the county, issued 525 building permits in 1997, with an estimated total cost of construction of $79,115,750. Hall County issued 2,806 building permits in 1997, with an estimated total cost of construction of $191,408,010.

  Competition and Historical Deposit Trends. Hall County has ten commercial banks and three Federal credit unions with a total of 36 offices. Five of the banks are regional banks. They are SunTrust Bank, Regions Bank, Wachovia Bank, NationsBank, and First Market Bank of Tennessee. The other banks operating in Hall County are Gainesville Bank & Trust, Lanier National Bank, Georgia First Bank, Community Bank & Trust, and Central and Southern Bank. Total deposits in Hall County for these 13 financial institutions as of January 1, 1997 are estimated to exceed $1,500,000,000.

  Deposits in Hall County among the banks have grown from 1993 to 1997, and the growth in deposits in Hall County for 1996 was 9.49%. The organizers believe that this indicates a growing demand for bank services within the county. Projections prepared for the Bank and submitted to the Department of Banking indicate that the Bank could grow to $10,800,000 in deposits in the first twelve months of operation. There is no assurance, however, that the Bank's projections will be realized.

  Recent federal legislation permits commercial banks to establish operations nationwide, further increasing competition from out-of-state financial institutions. Furthermore, recently enacted
Georgia legislation greatly diminishes the historical legal restrictions on establishing branch banks across county lines in Georgia, thus creating further opportunities for other financial institutions to compete with the Bank. Generally, from July 1, 1996 to July 1, 1998, any bank located in Georgia may branch into any three additional Georgia counties regardless of the location of the parent bank. After July 1, 1998, banks may establish branch banks statewide without limitation. In addition, on-line computer banking via the Internet or otherwise may also become an increasing source of competition for community financial institutions such as the Bank. As a result of these competitive factors, the Bank may have to pay higher rates of interest to attract deposits. The organizers believe that the Bank will be able to compete effectively with these institutions in the Bank's proposed markets, but no assurances can be given in this regard.

  The organizers believe that a locally owned bank where decisions are made within Hall County will be more cognizant of the community's needs and more responsive in meeting those needs and local expectations. The Bank will operate from a modern facility offering convenient hours and competitive services delivered in a friendly manner. In addition, management believes that having a local board of directors and wide community ownership of the Company's Common Stock will enable the Bank to be successful.

  Lending Policy. The Bank is being established to support Hall County and the immediately-surrounding counties of Jackson and Gwinnett. Consequently, the Bank will aggressively seek good loans within a limited geographic area. The Bank's primary commercial lending function will be to make consumer loans to individuals and commercial loans to small and medium-sized businesses and professional concerns. In addition, the Bank plans to make real estate-related loans, including construction loans for residential and commercial properties, and primary and secondary mortgage loans for the acquisition or improvement of personal residences. The Bank plans to avoid concentrations of loans to a single industry or based on a single type of collateral.

  Real Estate Loans. The Bank will make and hold real estate loans, consisting primarily of single-family residential construction loans for one-to-four unit family structures. The
Bank will require a first lien position on the land associated with the construction project and will offer these loans to professional building contractors and homeowners. Loan disbursements will require on-site inspections to assure the project is on budget and that the loan proceeds are being used for the construction project and not being diverted to another project. The loan-to-value ratio for such loans will be predominantly 75% of the lower of the as-built appraised value or project cost, and will be a maximum of 80% if the loan is amortized. Loans for construction can present a high degree of risk to the lender, depending upon, among other things, whether the builder can sell the home to a buyer, whether the buyer can obtain permanent financing, whether the transaction produces income in the interim and the nature of changing economic conditions.

  Consumer Loans. The Bank plans to make consumer loans, consisting primarily of installment loans to individuals for personal, family and household purposes, including loans for automobiles, home improvements and investments. Risks associated with consumer loans include, but are not limited to, fraud, deteriorated or non-existing collateral, general economic downturn and customer financial problems.

  Commercial Loans. Commercial lending will be directed principally toward small to mid-size businesses whose demand for funds fall within the legal lending limits of the Bank. This category of loans includes loans made to individual, partnership or corporate borrowers, and obtained for a variety of business purposes. Risks associated with these loans can be significant and include, but are not limited to, fraud, bankruptcy, economic downturn, deteriorated or non-existing collateral and changes in interest rates.

  Investments. In addition to loans, the Bank will make other investments primarily in obligations of the United States or obligations guaranteed as to principal and interest by the United States and other taxable securities. No investment in any of those instruments will exceed any applicable limitation imposed by law or regulation.

  Deposits. The Bank plans to establish solid core deposits, including checking accounts, money market accounts, a variety of certificates of deposit, and IRA accounts. The primary means used to attract deposits will be an aggressive marketing plan in the overall service area, a broad product line, and competitive services. The primary sources of deposits will be residents of, and businesses and their employees located in, Hall County, and to a lesser extent, Jackson County and Gwinnett County, obtained through personal solicitation by the Bank's officers and directors, direct mail solicitations and advertisements published in the local media. Deposits will be generated by offering a broad array of competitively priced deposit services, including demand deposits, regular savings accounts, money market deposits (transaction and investment), certificates of deposit, retirement accounts, and other deposit or funds transfer services which may be permitted by law or regulation and which may be offered to remain competitive in the market.

  Asset and Liability Management. The Bank intends to manage its assets and liabilities to provide an optimum and stable net interest margin, a profitable after-tax return on assets and return on equity, and adequate liquidity. These management functions will be conducted within the framework of written loan and investment policies which the Bank will adopt. The Bank will attempt to maintain a balanced position between rate sensitive assets and rate sensitive liabilities. Specifically, it will chart assets and liabilities on a matrix by maturity, effective duration, and interest adjustment period, and endeavor to manage any gaps in maturity ranges.

  Employees. Upon commencement of operations, the Bank is expected to have approximately 12 full-time employees. The Company is not expected to have any employees who are not also employees of the Bank.

  Year 2000 Issue. Like many financial institutions, the Company and the Bank will rely upon computers for the daily conduct of their business and for data processing generally. There is concern among industry experts that commencing on January 1, 2000, computers will be unable to "read" the new year and that there may be widespread computer malfunctions. Management of the Company has assessed the proposed electronic systems, programs, applications, and other electronic components to be used in the operations of the Bank and believes that the Bank's hardware and software when purchased will be programmed to be able to accurately recognize the year 2000, and that significant additional costs will not be incurred by the Bank in connection with the year 2000 issue, although there can be no assurances in this regard. Management is formulating a policy and plan for dealing with the year 2000 issue, which plan will be approved by the Board of Directors. Management and the Board of Directors will direct and monitor the plan regarding the year 2000 issue.

                            MANAGEMENT

Proposed Officers and Directors

  On February 19, 1998, the Board of Directors of the Company elected the following persons as officers of the Company:

  Lowell S. Cagle         Chairman of the Board
  Gary H. Anderson        President, Chief Executive Officer
  James E. Palmour III    Secretary
  Jeanie Bridges          Treasurer, C.A.O. and C.F.O.

  The following table sets forth for the initial members of the Board of Directors of the Company, (a) their names, addresses and ages, (b) the positions they will hold in the Bank, (c) the number of shares of Common Stock for which they intend to subscribe, and
(d) the percentage of outstanding shares such number will represent if the minimum number of shares are sold in this offering and if the maximum number of shares are sold in this offering. The Board of Directors is divided into three classes, with each class being as nearly equal in number as possible, and the directors serve for staggered three-year terms. The present term of office of each director in Class One will expire at the annual shareholders meeting of the Company to be held in April, 1999; the present term of office of each director in Class Two will expire at the annual shareholders meeting of the Company to be held in April, 2000; and the present term of office of each director in Class Three will expire at the annual shareholders meeting of the Company to be held in April, 2001. These persons will also serve as directors of the Bank for the same staggered terms. The Class in which each director belongs is indicated below.

NAME AND                 POSITION     NUMBER      % OF     %OF
ADDRESS (AGE)[CLASS]     TO BE HELD   OF SHARES(1)MINIMUM1 MAXIMUM(1)
Gary H. Anderson (46)    Director/      6,0002     .750%    .600%
4006 Covey Trail [3]     President
Oakwood, GA 30566        and C.E.O.

Lowell S. (Casey)        Director/      5,000      .625     .500
  Cagle (32)[3]          Chairman
4615 Hunters Court
Gainesville, GA 30507

Earl Gilleland (52)[2]   Director      20,000      2.50     2.00
3997 Sloan Mill Road
Gainesville, GA  30507

Terry Hayes (43)[2]      Director      2,500       .312     .250
Highway 323
P. O. Box 357
Hoschton, GA 30548

Wm. David Merritt (48)   Director     10,000       1.25     1.00
6620 Stringer Road [2]
Clermont, GA 30527

Harold Nichols (55)[1]   Director       2,000       .250     .200
4431 Benefield Road
Braselton, GA 30502

James E. Palmour         Director/      6,000       .750     .600
  III (61)[3]            Secretary
255 Sorrento Circle,
  N.W.
Gainesville, GA 30506

Dr. Edward Quillian (42) Director       1,000       .125     .100
4207 Bob White Lane [1]
Oakwood, GA 30566

Milton Robson (55)[1]    Director      25,000      3.125    2.50
3509 Tanners Mill Circle
Gainesville, GA 30507

Donald W. Smith (43)[3]  Director/Vice  5,000       .625     .500
4129 Cherokee Trail      Chairman
Gainesville, GA 30504

Jeanie Bridges (50)      Treasurer,     5,0003      .625     .500
100 Sang Road            C.A.O. and
Cleveland, GA  30528     C.F.O.

All Proposed Directors                 87,500     10.94     8.75
and Officers, as a
Group4

________________________________
1 In the event that the minimum number of shares in this offering are not sold, the organizers may purchase additional shares of Common Stock for an aggregate of 400,000 shares of Common Stock (50% of the minimum and 40% of the maximum number of shares to be sold).

2 Under his employment agreement, Mr. Anderson also has stock options to purchase 15,000 shares of Common Stock of the Company. See "MANAGEMENT - Cash Compensation" below. The options were granted to him at no cost to him for the grant of options. The number of shares shown above for Mr. Anderson does not include the 15,000 shares subject to stock options.

3   Under her employment agreement, Ms. Bridges also has stock options to purchase 5,000 shares of Common Stock of the Company.
The number of shares shown above for Ms. Bridges does not include the 5,000 shares subject to stock options.

4 These figures are different from the sum of the individual percentages because of rounding.

  Biographical information concerning the directors (the organizers) and executive officers and their business experience during at least the last five years is set forth below. None of the directors and officers are related.

  Gary H. Anderson - Gary H. Anderson has been a resident of Oakwood, Hall County, Georgia since 1963. Mr. Anderson was born in Clarkesville, Georgia in 1951. Mr. Anderson has over 23 years banking experience in Hall County, Georgia. Mr. Anderson served as City Vice-President for SunTrust Bank of Northeast Georgia, Gainesville, Georgia from 1981 through 1996. Mr. Anderson is a graduate of Gainesville College and C&S Commercial Lending School. Mr. Anderson has also attended the Georgia Banking School at the University of Georgia. He is a member of the Oakwood Rotary Club, Councilman of the City of Oakwood, and a member of the Greater Hall Camber of Commerce. Mr. Anderson has previously served on many civic, social and community organizations, including Hall County Boys Club Board of Directors, Gainesville College Foundation, United Way of Hall County, Oakwood Development Authority.

  Lowell S. (Casey) Cagle - Mr. Cagle is a native of Hall County, Georgia, a seventh generation resident. Mr. Cagle graduated from Johnson High School and attended Gainesville College and Georgia Southern University. A self-employed businessman, Mr. Cagle is President and co-owner of Strateia Group Atlanta, Inc., a management and business consulting firm, which he co-founded in July, 1996. He is also co-owner of Jean's Bridal and Tux of Class, which he has operated for at least the last five years. Mr. Cagle is a member of Westside Baptist Church, Gainesville, Georgia. Mr. Cagle is a Georgia State Senator for the 49th District, which includes Hall County and portions of Forsyth County. In November, 1994, Mr. Cagle was elected to a four year term in the Georgia Senate.

  Earl Gilleland - Mr. Gilleland is a native Hall Countian, having lived his entire life in South Hall County. His entire business career has been with Gilleland Concrete Company and in 1968 he became sole owner and President of the company. In 1997, Mr. Gilleland sold Gilleland Concrete to a Florida company, and he remains as manager of the local company. He is a member of Poplar Springs Baptist Church.

  Terry Hayes - Mr. Hayes has been a resident of Jackson County, Georgia for over 12 years. Mr. Hayes was born in DeKalb County.
He is Manager of Hayes Chrysler-Plymouth-Dodge-Jeep in Oakwood, Georgia. Mr. Hayes has worked in the family business of Hayes Chrysler-Plymouth-Dodge-Jeep in Gwinnett County and Hall County for over 25 years. Mr. Hayes is a member of the South Hall Rotary Club and the Georgia Cattlemen's Association.

  William David Merritt - Mr. Merritt is a long-time (40 year) resident of Hall County, Georgia. Mr. Merritt is President/Owner of Merritt Contracting, Inc. since 1982; President/Owner of Southern Curb, Inc. since 1987; President of MCI Management Company since 1989. Mr. Merritt is also Vice-President of Gilleland & Merritt, Inc., a real estate development company, and a partner in The Windmill Partnership, a real estate development company in north Hall County. Mr. Merritt is a member of the Georgia Utility Contractors Association and the Georgia Highway Contractors Association. He is a member of the Greater Hall Chamber of Commerce and the Rocky Mountain Elk Association.

  Harold Nichols - Mr. Nichols is a 35-year resident of Hall
County, Georgia. He has been the Engineer Products Sales Manager of Macklanburg-Duncan, Gainesville, Georgia since 1969. He is a member of Gainesville Masonic Lodge #219 and is an active member of the Johnson High School Booster Club.

  James E. Palmour III - Mr. Palmour was born in and is a resident of Gainesville, Hall County, Georgia, and has been a resident for all but four years of his life. He graduated from Gainesville High School, University of Georgia and Atlanta Law School. Mr. Palmour has been an attorney at law since 1964 and has practiced general law since that time with the exception of the period of 1976 through 1984 during which he was Judge of the Superior Court of the Northeastern Judicial Circuit. Mr. Palmour's major field of law is government law and he is attorney for the City of Gainesville, Georgia, White County, Georgia, and the Barrow County Airport Authority. He is a member of the Rotary Club of Gainesville, State Bar of Georgia, Gainesville-Northeastern Bar Association, and has previously served as a member of the Lanier Area Technical School Board.

  Dr. Edward Quillian - Dr. Quillian is a native of Hall County, Georgia and is a graduate of the University of Georgia School of Veterinary Medicine in 1983. Dr. Quillian was a partner in the Cumming Veterinary Clinic from 1983 to 1987. He has been CEO/Owner of Quillian Family Pet Clinic in Oakwood, Georgia since 1987. He is a Trustee of the Gainesville College Foundation. He is also a member of the American Animal Hospital Association, Georgia Veterinary Medical Association, American Veterinary Medical Association, and the Georgia Academy of Veterinary Practice.

  Milton Robson - Mr. Robson has been a resident of Hall County, Georgia for over 50 years. He has resided in south Hall County for over 25 years. Mr. Robson founded Milton's Institutional Foods in 1962, which he sold in 1995 to Progressive Food Services. Mr. Robson is the owner of Mule Camp Springs, a commercial retail center, in Gainesville, Georgia and is the owner/developer of Robson Crossing Shopping Center in Oakwood, Georgia. He is Vice-President of Prime Pak Foods, Inc., a wholesale frozen meat distributor, which he founded in 1975.

  Donald W. Smith - Mr. Smith is a native of Hall County, Georgia. He is a 1975 graduate of West Georgia College. Mr. Smith is President and Owner of Arrow Auto Sales, and he has over 19 years experience in retail auto sales. He is President of Arrow Mitsubishi in Gainesville, Georgia, and he also has served as President of Oakwood Arrow Auto Auction since 1990. Mr. Smith is a past President and serves on the Board of Directors of the Georgia Automobile Dealers Association. Mr. Smith is a member of the Gainesville Jaycees and the Greater Hall Chamber of Commerce.

  Jeanie Bridges - Ms. Bridges serves as Treasurer, Chief Accounting Officer and Chief Financial Officer of the Company and will serve as Senior Vice President/Chief Operations Officer of the Bank. Ms. Bridges, age 50, was born in Guilford County, North Carolina, but has lived in Georgia since her teens. She resided in the metro Atlanta area for 20 years, Hall County for 10 years and has lived in White County for the past 3 years. Until resigning to take her position with the Company, Ms. Bridges was employed with SunTrust Bank, Northeast Georgia, N.A. since March, 1986 in many capacities, from lender of consumer and mortgage loans to Branch Administrator. Prior to her resignation, she was First Vice President, Security Officer, and Compliance Officer. Ms. Bridges is a member of the First Baptist Church of Cleveland and the Truth Seekers Sunday School Class. She is also a member of the Georgia Department of Labor Advisory Council and is involved in Financial Women International (formerly NABW) and the White County League of Women Voters.

  Christopher D. England - Mr. England will serve as Senior Vice President and Chief Lending Officer of the Bank. Mr. England is a native of South Hall County, born in Gainesville in 1958. He has over 13 years of banking and lending experience in Hall County, Georgia. Mr. England has served as Vice President of Lanier National Bank since February, 1992. His lending experience includes both commercial and consumer loans. Before joining Lanier National Bank, he was employed by The Citizens Bank, Gainesville, Georgia, from 1984 to 1992. He progressed through management serving initially as a collector before being promoted into lending. His last duties there were Vice President and Branch Manager of the Main Office. Mr. England is a 1980 graduate of Georgia Tech, receiving his Bachelor of Science degree. He is also a graduate of the C&S Consumer Lending School, the Georgia Banker's School at the University of Georgia, and the Graduate School of Banking of the South at LSU. His civic and community involvement include serving or having served on the boards of the Gainesville College Foundation, the Gainesville-Hall County Neighborhood Revitalization, Inc., the Gainesville-Hall County Board of Realtors, the Greens Committee of Chicopee Woods Golf Course, and the Hall County March of Dimes. He has also served as McEver Elementary School PTO Treasurer and is a member of the Gainesville Lions Club.

Cash Compensation

  Gary H. Anderson has an employment agreement with the Company and the Bank under which he will serve as President and Chief Executive Officer of the Company and of the Bank. All of the material terms of Mr. Anderson's employment agreement are summarized below.

  The employment agreement provides for an initial term of three years and can be extended annually by the Company and the Bank at the end of each year of the term for an additional year, so that the remaining term shall continue to be three years. Mr. Anderson will be paid an initial annual salary of $105,000. Once the Bank begins operations he will also be entitled to certain performance bonuses. The criteria for earning performance bonuses will be established by the Board of Directors.

  Under Mr. Anderson's employment agreement, he also has been granted, at no cost to him for the option grant, the option to purchase 15,000 shares of Common Stock of the Company at the price of the lesser of $10.00 or book value of the stock during the first five (5) years of operation of the Bank.

  Mr. Anderson will also receive health insurance with dependents coverage and disability insurance paid in full by the Bank. The Company will maintain a term life insurance policy on Mr. Anderson providing for death benefits in the amount of $500,000 payable to the Company and $500,000 payable to Mr. Anderson's family. He will receive a mid-size automobile to be used primarily for business purposes, and the Bank will pay operating, maintenance and insurance expenses for the automobile. The Bank will pay monthly membership dues for Mr. Anderson at all service organizations and professional associations.

  If the Company terminates Mr. Anderson's employment, the Company will be obligated to pay him severance pay equal to one year's base salary and insurance benefits. If Mr. Anderson's employment is terminated due to a sale, merger or other change of control of the Company or the Bank, the Company will be obligated to pay him severance pay equal to two times his then existing annual base salary. Furthermore, the Company must remove any restrictions on outstanding incentive awards so that all such awards vest immediately.

  In addition, Mr. Anderson's employment agreement provides that following termination of his employment with the Bank and for a period of twelve months thereafter if terminated without cause and for a period of six months thereafter if terminated for cause, Mr. Anderson may not: (i) be employed in the banking business or any related field thereto in Oakwood, Georgia or Hall County, Georgia,
(ii) solicit customers of the Bank for the purpose of providing financial services; (ii) solicit employees of the Bank for employment; (iv) furnish anyone or use any list of customers of the Bank for banking purposes; or (v) furnish, use or divulge to anyone any information acquired by him from the Bank relating to the Bank's methods of doing business.

  Mr. Anderson will also receive other employment benefits under his employment agreement with the Company and the Bank as spelled out in his employment agreement.

  Officers and directors of the Company will not be separately compensated for their services to the Company until the Company earns a cumulative profit.

  Directors will not be compensated for their services as directors until the Bank earns a cumulative profit.

Certain Transactions and Relationships

  It is possible that the Company and the Bank will have banking and other business transactions in the ordinary course of business with directors and officers of the Company and the Bank, including members of their families or corporations, partnerships or other organizations in which such directors and officers have a controlling interest. If such transactions occur, they will be on substantially the same terms (including price, or interest rate and collateral) as those prevailing at the time for comparable transactions with unrelated parties, and any banking transactions will not be expected to involve more than the normal risk of collectibility or present other unfavorable features to the Company and the Bank.

  To facilitate the Bank's formation, three of the organizers (all directors of the Company) arranged a line of credit from Citizens Bank, Cumming, Georgia, in the aggregate amount of $50,000 to pay organizational and pre-opening expenses for the Company and the Bank. The line of credit interest rate was the lender's prime rate (8.50% per annum) plus .5% and had a 180-day term. The three organizers personally guaranteed the line of credit. The line of credit and interest costs were repaid from proceeds of the organization loan described in the following paragraph.

  To facilitate the Company's formation and the Bank's formation, the organizers (all director's of the Company) arranged a line of credit (the "organization loan") from The Bankers Bank, Atlanta, Georgia, in the aggregate amount of $500,000 to pay organizational and pre-opening expenses for the Bank and the Company. Proceeds from the organization loan were also used to repay the line of credit from Citizens Bank, Cumming, Georgia. The organization loan bears interest at the lender's prime rate (presently 8.5% per annum) and has a 360-day term. The organizers have personally
guaranteed the organization loan.   The organization loan and
interest costs will be repaid from the offering proceeds when the conditions to the offering have been satisfied. See "USE OF PROCEEDS."

  The Company and the Bank have entered into a ground lease, dated February 4, 1998, with Milton Robson, as lessor. Mr. Robson serves as a director of the Company and will serve as a director of the Bank. The ground lease provides for the lease of a 1.3359 acre tract of land located at 3461 Atlanta Highway in the City of Oakwood, Georgia. The lease is for a term of 20 years, with four options to extend the term for five years upon each extension. The lease provides for annual rent of $40,000, payable in monthly installments of $3,333.33, beginning once the Company's temporary office facility is located on the site and placed in use by the Company. After the third lease year, the rent increases annually by the amount of increase in the Consumer Price Index during the prior year times the prior year's annual rent, but not in excess of a 5% increase. In addition, the Bank and the Company are required to pay the ad valorem taxes on the land and improvements built on the site and to keep the land and improvements insured against normal casualties and for general liability. The Bank intends to build and equip a 10,000 square foot, two-story bank building on the 1.3359 acre site at its expense. Upon termination of the lease due to certain defaults by the lessees or normal expiration, the real property improvements (the building) will revert to and become the property of the lessor. Final termination is expected to occur in Summer, 2038, but could occur earlier if lessees default in the payment of rent for three consecutive months or fail to exercise the extension options. The directors of the Company have obtained two appraisals of the proposed site of the bank building and of the ground lease. Both appraisals determined that the rental under the ground lease was reasonable and at market rental rate for comparable ground leases. Copies of the appraisals, together with the ground lease agreement, were filed with the Department of Banking and the FDIC.

Stock Option Plan

  Although the Company has no specific plans, the Company may adopt a stock option plan pursuant to which officers, directors, and key employees of the Company and the Bank may be granted options to purchase shares of the Company's stock as compensation for past services or as incentive for services to be rendered. The plan has not yet been adopted, and if adopted by the Board of Directors, will be submitted to the shareholders of the Company for approval or ratification. The organizers contemplate that the number of shares of the Company's Common Stock authorized to be issued pursuant to any stock option plan will not exceed 20% of the shares to be issued by the Company if this offering (160,000 shares if the minimum number of shares are sold in the offering and 200,000 if the maximum number are sold). Exercise of any such options could have a dilutive effect on the shareholders' interest in the Company's earnings and book value. In the future, it is possible that the Company could issue additional shares of its Common Stock. Any such stock offering by its nature could be dilutive to the holdings of purchasers in this offering.


     MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

  There is currently no market for the shares of Common Stock and it is not likely that an active trading market will develop for the shares in the future. There are no present plans for the Company's Common Stock to be traded on any stock exchange or over-the-counter market. As a result, investors who need or wish to dispose of all or part of their shares may be unable to do so except in private, directly negotiated sales.

            DESCRIPTION OF COMMON STOCK OF THE COMPANY

General

  The Company's Articles of Incorporation authorize the Company to issue up to 10,000,000 shares of Common Stock, par value $5.00 per share, of which a minimum of 800,000 shares and a maximum of 1,000,000 shares will be issued pursuant to this offering.

  All shares of Common Stock of the Company will be entitled to share equally in dividends from funds legally available therefor, when, as and if declared by the Board of Directors, and upon liquidation or dissolution of the Company, whether voluntary or involuntary, to share equally in all assets of the Company available for distribution to the shareholders. It is not anticipated that the Company will pay any cash dividends on the Common Stock in the near future. See "DIVIDENDS." Each holder of Common Stock will be entitled to one vote for each share on all matters submitted to the shareholders. Holders of Common Stock will not have any preemptive right to acquire authorized but unissued capital stock of the Company. There is no cumulative voting, redemption right, sinking fund provision, or right of conversion in existence with respect to the Common Stock. All shares of the Common Stock issued in accordance with the terms of this offering as described in this Prospectus will be fully-paid and non-assessable.

Shares Held by Affiliates

  Upon completion of this offering, the Company will have a minimum of 800,000 shares and a maximum of 1,000,000 shares outstanding. All of these shares will be freely tradeable without restriction or registration under the Securities Act of 1933, as amended (the "1933 Act"), except for shares purchased in this offering by the organizers.

  The organizers (the directors of the Company) are "affiliates" of the Company (as that term is defined in Rule 144 adopted under the 1933 Act), and, as a result, their shares will be subject to certain resale restrictions.

  Rule 144 generally provides that a person (including an affiliate of the Company) who has beneficially owned shares for at least two years would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Common Stock or the average weekly trading volume of the Common Stock during the four calendar weeks preceding such sale, whichever is greater. While affiliates may generally sell non-restricted shares under Rule 144 without regard to the length of their holding period, all shares purchased by the organizers will be purchased for investment purposes and not with a present intention of redistribution.

  There can be no assurance that a public market for the Common Stock will exist at any time subsequent to this offering. As a result, investors who may wish or who need to dispose of all or a part of their investment in the Common Stock may not be able to do so except for private direct negotiations with third parties, assuming that third parties are willing to purchase the Common Stock.

               CERTAIN PROVISIONS OF THE COMPANY'S
               ARTICLES OF INCORPORATION AND BYLAWS

  The Articles of Incorporation of the Company contain certain provisions which would have the effect of impeding an attempt to change or remove management of the Company or to gain control of the Company in a transaction not supported by its Board of Directors. The Articles of Incorporation of the Company also contain a provision which eliminates the potential personal liability of directors for monetary damages. The Bylaws of the Company contain certain provisions which provide indemnification for directors of the Company. Each of these provisions is discussed more fully below.

  The Bylaws of the Company provide that the Company's Board of Directors is divided into three classes, with each class to be as nearly equal in number as possible. The directors in each class serve three-year terms of office. The effect of the Company's having a classified Board of Directors is that only approximately one-third of the members of the Board are elected each year, which effectively requires two annual meetings for the Company's shareholders to change a majority of the members of the Board.

Change in Number of Directors

  Article 7 of the Articles of Incorporation of the Company provides that any change in the number of directors of the Company, as set forth in its Bylaws, would have to be made by the affirmative vote of 2/3 of the entire Board of Directors or by the affirmative vote of the holders of at least 2/3 of the outstanding shares of Common Stock.

  Under Georgia law, the number of directors may be increased or decreased from time to time by amendment to the Bylaws, unless the Articles of Incorporation provide otherwise or unless the number of directors is otherwise fixed by the shareholders.

Removal of Directors

  Article 8 of the Articles of Incorporation of the Company provides that directors of the Company may be removed during their terms with cause by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock or without cause by the affirmative vote of the holders of at least 2/3 of the outstanding shares of Common Stock. "Cause" for this purpose is defined as final conviction of a felony, request or demand for removal by any bank regulatory authority having jurisdiction over the Company, or determination by at least 2/3 of the incumbent directors of the Company that the conduct of the director to be removed has been inimical to the best interests of the Company.

  Under Georgia law, any or all of the directors of a corporation may be removed with or without cause by the affirmative vote of a majority of the shares represented at a meeting at which a quorum is represented and entitled to vote thereon, unless the Articles of Incorporation provide otherwise.

Limitation of Liability

    Article 10 of the Company's Article of Incorporation, subject to certain exceptions, eliminates the potential personal liability of a director for monetary damages to the Company and to the shareholders of the Company for breach of a duty as a director. There is no elimination of liability for (a) a breach of duty involving appropriation of a business opportunity of the Company,
(b) an act or omission not in good faith or involving intentional misconduct or a knowing violation of law, (c) a transaction from which the director derives an improper material tangible personal benefit, or (d) as to any payment of a dividend or approval of a stock repurchase that is illegal under the Georgia Business Corporation Code. Article 10 does not eliminate or limit the right of the Company or its shareholders to seek injunctive or other equitable relief not involving monetary damages.

  Article 10 was adopted by the Company pursuant to the Georgia Business Corporation Code which allows Georgia corporations, with the approval of their shareholders, to include in their Articles of Incorporation a provision eliminating or limiting the liability of directors, except in the circumstances described above. Article 10 was included in the Company's Articles of Incorporation to encourage qualified individuals to serve and remain as directors of the Company. While the Company has not experienced any problems in locating directors, it could experience difficulty in the future as the Company's business activities increase and diversify. Article 10 was also included to enhance the Company's ability to secure liability insurance for its directors at a reasonable cost. While the Company intends to obtain liability insurance covering actions taken by its directors in their capacities as directors, the Board of Directors believes that the current director's liability insurance environment, and the environment for the foreseeable future, is characterized by increasing premiums, reduced coverage and an increasing risk of litigation and liability. The Board of Directors believes that Article 10 will enable the Company to secure such insurance on terms more favorable than if such a provision were not included in the Articles of Incorporation.

Supermajority Voting on Certain Transactions

  Under Article 12 of the Articles of Incorporation of the Company, with certain exceptions, any merger or consolidation involving the Company or any sale or other disposition of all or substantially all of its assets will require the affirmative vote of the holders of at least 2/3 of the outstanding shares of Common Stock.
However, if the Board of Directors of the Company has approved the particular transaction by the affirmative vote of 2/3 of the entire Board, then the applicable provisions of Georgia law would govern and shareholder approval of the transaction would require the affirmative vote of the holders of only a majority of the outstanding shares of Common Stock entitled to vote thereon.

  The primary purpose of this Article is to discourage any party from attempting to acquire control of the Company through the acquisition of a substantial number of shares of Common Stock followed by a forced merger or sale of assets without negotiation with management. Such a merger or sale might not be in the best interests of the Company or its shareholders. This provision may also serve to reduce the risk of a potential conflict of interest between a substantial shareholder on the one hand and the Company and its other shareholders on the other.

  The foregoing provision could enable a minority of the Company shareholders to prevent a transaction favored by the majority of the shareholders. Also, in some, circumstances, the directors could cause a 2/3 vote to be required to approve the transaction by withholding their consent to such a transaction, thereby enhancing their positions with the Company and the Bank. However, of the ten persons who are directors of the Company, only one will be affiliated with the Company and the Bank in a full-time management position.

Evaluation of an Acquisition Proposal

  Article 13 of the Company's Articles of Incorporation provides that the response of the Company to any acquisition proposal made by another party will be based on the Board's evaluation of the best interests of the Company and its shareholders. As used herein, the term "acquisition proposal" refers to any offer of another party (a) to make a tender offer or exchange offer for any equity security of the Company, (b) to merge or consolidate the Company with another corporation, or (c) to purchase or otherwise acquire all or substantially all of the properties and assets owned by the Company.

  Article 13 charges the Board, in evaluating an acquisition proposal, to consider all relevant factors, including (a) the expected social and economic effects of the transaction on the employees, customers and other constituents (e.g., suppliers of goods and services) of the Company and the Bank, (b) the expected social and economic effects on the communities within which the Company and the Bank operate, and (c) the consideration being offered by the other corporation in relation (i) to the then current value of the Company as determined by a freely negotiated transaction and (ii) to the Board of Directors' then estimate of the Company's future value as an independent entity. The enumerated factors are not exclusive, and the Board may consider other relevant factors.

  This Article has been included in the Company's Articles of Incorporation because the Bank is charged with providing support to and being involved with the communities it serves, and the Board believes its obligations in evaluating an acquisition proposal extend beyond evaluating merely the consideration being offered in relation to the then market or book value of the Common Stock. No provisions of Georgia law specifically enumerate the factors a corporation's board of directors should consider in the event the corporation is presented with an acquisition proposal.

  While the value of the consideration offered to shareholders is the main factor when weighing the benefits of an acquisition proposal, the Board believes it appropriate also to consider all other relevant factors. For example, this Article directs the Board to evaluate the consideration being offered in relation to the then current value of the Company determined in a freely negotiated transaction and in relation to the Board's then estimate of the future value of the Company as an independent concern. A takeover bid often places the target corporation virtually in the position of making a forced sale, sometimes when the market price of its stock may be depressed. The Board believes that frequently the consideration offered in such a situation, even though it may be in excess of the then market value (i.e., the value at which shares are then currently trading), it is less than that which could be obtained in a freely negotiated transaction. In a freely negotiated transaction, management would have the opportunity to seek a suitable partner at a time of its choosing and to negotiate for the most favorable price and terms which reflect not only the current value, but also the future value of the Company.

  One effect of this Article may be to discourage a tender offer in advance. Often an offeror consults the Board of a target corporation prior to or after commencing a tender offer in an attempt to prevent a contest from developing. In the opinion of the Board, this provision will strengthen its position in dealing with any potential offeror which might attempt to acquire the Company through a hostile tender offer. Another effect of this Article may be to dissuade shareholders who might be displeased with the Board's response to an acquisition proposal from engaging the company in costly litigation. This provision, however, does not affect the right of a shareholder displeased with the Board's response to an acquisition proposal to institute litigation against the Company and to allege that the Board breached an obligation to shareholders by not limiting its evaluation of an acquisition proposal to the value of the consideration being offered in relation to the then market or book value of the Common Stock.

  Article 13 would not make an acquisition proposal regarded by the Board as being in the best interests of the Company more difficult to accomplish. It would, however, permit the Board to determine that an acquisition proposal was not in the best interests of the Company (and thus to oppose it) on the basis of the various factors deemed relevant. In some cases, such opposition by the Board might have the effect of maintaining the positions of incumbent management.

Amendment of Provisions

  Any amendment of Articles 7, 8, 10, 12, and 13 of the Company's Articles of Incorporation requires the affirmative vote of the holders of at least 2/3 of the outstanding shares of Common Stock, unless 2/3 of the entire Board of Directors approves the amendment. If 2/3 of the Board approves the amendment, the applicable provisions of Georgia law would govern, and the approval of only a majority of the outstanding shares of Common Stock would be required.

Indemnification

  The Bylaws of the Company contain certain indemnification provisions which provide that directors, officers, employees or agents of the Company will be indemnified against expenses actually and reasonably incurred by them if they are successful on the merits of a claim or proceedings.

  When a case or dispute is not ultimately determined on its merits (i.e., it is settled), the indemnification provisions provide that the Company will indemnify directors when they meet the applicable standard of conduct. The applicable standard of conduct is met if the director acted in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, if the director had no reasonable cause to believe his or her conduct was unlawful. Whether the applicable standard of conduct has been met is determined by the Board of Directors, the shareholders or independent legal counsel in each specific case.

  The Bylaws of the Company also provide that the indemnification rights set forth therein are not exclusive of other indemnification rights to which a director may be entitled under any bylaw, resolution or agreement either specifically or in general terms approved by the affirmative vote of the holders of a majority of the shares entitled to vote thereon. The Company can also provide for greater indemnification than that set forth in the Bylaws if it chooses to do so, subject to approval by the Company's shareholders. The Company may not, however, indemnify a director for liability arising out of circumstances which constitute exceptions to limitation of a director's liability for monetary damages. See "CERTAIN PROVISIONS OF THE COMPANY'S ARTICLES AND BYLAWS - Limitation of Liability."

  The indemnification provisions of the Bylaws specifically provide that the Company may purchase and maintain insurance on behalf of any director against any liability asserted against such person and incurred by him in any such capacity, whether or not the Company would have had the power to indemnify against such liability.

  The Company is not aware of any pending or threatened action, suit or proceeding involving any of its directors or officers for which indemnification from the Company may be sought.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "1933 Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities other than the payment by the Company of expenses incurred or paid by the director, officer or controlling person of the Company in the successful defense of any action, suit or proceedings is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                    SUPERVISION AND REGULATION

  Bank holding companies and banks are extensively regulated under both federal and state law. The following is a brief summary of certain statutes, rules and regulations affecting the Company and the Bank. This summary is qualified in its entirety by reference to the particular statutory and regulatory provision referred to below and is not intended to be an exhaustive description of the statutes or regulations applicable to the business of the Company and the Bank. Supervision regulation and examination of the Company and the Bank by the bank regulatory agencies are intended primarily for the protection of depositors rather than shareholders of the Company.

Bank Holding Company Regulation

  The Company will be a registered holding company under the Bank Holding Company act of 1956 (the "BHC Act") and the Georgia Bank Holding Company Act (the "Georgia BHC Act") and will be regulated under such acts by the Board of Governors of the Federal Reserve System (the "Federal Reserve") and by the Department of Banking, respectively.

  As a bank holding company, the Company is required to file annual reports with the Federal Reserve and the Department of Banking and such additional information as the applicable regulator may require pursuant to the BHC Act and the Georgia BHC Act. The Federal Reserve and the Department of Banking may also conduct examinations of the Company to determine whether it is in compliance with both BHC Acts and the regulations promulgated thereunder.

  The BHC Act also requires every bank holding company to obtain prior approval from the Federal Reserve before acquiring direct or indirect ownership or control of more than 5% of the voting shares of any bank which is not already majority owned or controlled by that bank holding company. Acquisition of any additional banks would also require prior approval from the Department of Banking.

  On September 29, 1994, President Clinton signed the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act") which amends federal law to permit bank holding companies to acquire existing banks in any state effective September 29, 1995, and any interstate bank holding company is permitted to merge its various bank subsidiaries into a single bank with interstate branches effective June 1, 1997. States have the authority to authorize interstate branching prior to June 1, 1997 or alternatively, to opt out of interstate branching prior to that date.

  In response to the Interstate Act, recently enacted Georgia legislation permits interstate branching where the branch banks are acquired by merger or acquisition between an out-of-state bank and a Georgia bank. Furthermore, recent Georgia legislation greatly diminishes the historical legal restrictions on establishing branch banks across county lines in Georgia. Generally, from July 1, 1996 to July 1, 1998, any bank located in Georgia may branch into any three additional Georgia counties regardless of the location of the parent bank. After July 1, 1998, banks may establish branch banks statewide without limitation.

  In addition to having the right to acquire ownership or control of other banks, a bank holding company is authorized to acquire ownership or control of nonbanking companies, provided the activities of such companies are so closely related to banking or managing or controlling banks that the Federal Reserve considers such activities to be proper to the operation and control of banks. Regulation Y, promulgated by the Federal Reserve, sets forth those activities which are regarded as closely related to banking or managing or controlling banks and, thus, are permissible activities for bank holding companies, subject to approval by the Federal Reserve in individual cases.

  Federal Reserve policy requires a bank holding company to act as a source of financial strength and to take measures to preserve and protect bank subsidiaries in situations where additional investments in a troubled bank may not be warranted. Under these provisions, a bank holding company may be required to loan money to its subsidiaries in the form of capital notes or other instruments which qualify for capital under regulatory rules. Any loans by the holding company to such subsidiary banks are likely to be unsecured and subordinated to such bank's depositors and perhaps to its other creditors.

Bank Regulation

  The Company will initially have one subsidiary bank. The Bank will be a state bank chartered under the laws of the State of Georgia and will be subject to examination by the Department of Banking. The Department of Banking regulates or monitors all areas of a bank's operations and activities, including reserves, loans, mergers, issuance of securities, payment of dividends, interest rates and establishment of branches.

  The Bank will also be insured and regulated by the Federal Deposit Insurance Corporation (the "FDIC"). The major functions of the FDIC with respect to insured banks include paying depositors to the extent provided by law in the event an insured bank is closed without adequately providing for payment of the claims of depositors, acting as a receiver of state banks placed in receivership when so appointed by state authorities, and preventing the continuance or development of unsound and unsafe banking practices. In addition, the FDIC is authorized to examine insured state banks which are not members of the Federal Reserve to determine the condition of such banks for insurance purposes. The FDIC also approves conversions, mergers consolidations and assumption of deposit liability transactions between insured banks and noninsured banks or institutions to prevent capital or surplus diminution in such transactions where the resulting, continued or assuming bank is an insured non-member state bank.

  Subsidiary banks of a bank holding company are subject to certain restrictions imposed by the BHC Act on any extension of credit to the bank holding company or any of its subsidiaries, on investment in the stock or other securities of the bank holding company or its subsidiaries, and on the taking of such stock or securities as collateral for loans to any borrower. In addition, a bank holding company and its subsidiaries are prohibited for engaging in certain tying arrangements in connection with any extension of credit or provision of any property or services.

Capital Requirements

  Regulatory agencies measure capital adequacy with a framework that makes capital requirements sensitive to the risk profile of the individual banking institution. The guidelines define capital as either Tier 1 capital (primary shareholders equity) or Tier 2 capital (certain debt instruments and a portion of the reserve for loan losses). There are two measures of capital adequacy for bank holding companies and their subsidiary banks: the Tier 1 leverage ratio and the risk-based capital requirements. Bank holding companies and their subsidiary banks must maintain a minimum Tier 1 leverage ratio of 4%. In addition, Tier 1 capital must equal 4% of risk-weighted assets, and total capital (Tier 1 plus Tier 2) must equal 8% of risk-weighted assets. These are minimum requirements, however, and institutions experiencing internal growth (which will initially be the case for the Bank) or making acquisitions, as well as institutions with supervisory or operational weaknesses, will be expected to maintain capital positions well above these minimum levels.

  The federal banking agencies have proposed amending the capital adequacy standards to provide for the consideration of interest rate risk in the overall determination of a bank's capital ratio and to require banks with greater interest rate risk to maintain adequate capital for the risk. It is uncertain what effect these regulations, when implemented, would have on the Company and the Bank.

  The Federal Deposit Insurance Corporation Improvements Act of 1991 (the "1991 Act") imposes a regulatory matrix which requires the federal banking agencies to take prompt corrective action to deal with depository institutions that fail to meet their minimum capital requirements or are otherwise in a troubled condition. The prompt corrective action provisions require undercapitalized institutions to become subject to an increasingly stringent array of restrictions, requirements and prohibitions, as their capital levels deteriorate and supervisory problems mount. Should these corrective measures provide unsuccessful in recapitalizing the institution and correcting its problems, the 1991 Act mandates that the institution be placed in receivership.

  Pursuant to regulations promulgated under the 1991 Act, the corrective actions that the banking agencies either must or may take are tied primarily to an institution's capital levels. In accordance with the framework adopted by the 1991 Act, the banking agencies have developed a classification system, pursuant to which all banks and thrifts are placed into one of five categories: well-capitalized institutions, adequately capitalized institutions, undercapitalized institutions, significantly undercapitalized institutions and critically undercapitalized institutions. The capital thresholds established for each of the categories are as follows:

Capital        Tier 1       Total Risk     Tier 1 Risk
Category       Capital      Based Capital  Based Capital Other
Well           5% or more   10% or more    6% or more    Not
Capitalized                                              Subject to
                                                         a capital
                                                         directive

Adequately     4% or more   8% or more     4% of more      -
Capitalized

Undercapit-    less than 4% less than 8%   less than 4%    -
alized

Significantly  less than 3% less than 6%   less than 3%    -
Undercapitalized

Critically     2% or less         -             -          -
Undercapit-    tangible equity
alized

    The capital guidelines can affect the Company in several ways. After completion of this offering, the Company's capital levels will initially be more than adequate. However, rapid growth, poor loan portfolio performance, poor earnings performance, or a combination of these factors, could change the Company's capital position in a relatively short period of time, making an additional capital infusion necessary.

    The Department of Banking will require the Bank to maintain a ratio (the "primary capital ratio") of total capital (which is essentially Tier 1 capital plus the allowance for loan losses) to total assets (defined as balance sheet assets plus the allowance for loan losses) of at least 8%. In addition, the Bank expects that, in accordance with the Department of Banking policy, the Bank will be required to maintain a primary capital ratio of 8% during its first three years of operation.


CRA and Fair Lending

    On April 19, 1995, the federal bank regulatory agencies adopted revisions to the regulations promulgated pursuant to the Community Reinvestment At (the "CRA"), which are intended to set distinct assessment standard for financial institutions. The revised regulation contains three evaluation tests: (a) a lending test which will compare the institution's market share of loans in low- and moderate-income areas to its market share of loans in its entire service area and the percentage of a bank's outstanding loans to low- and moderate-income areas or individuals, (b) a services test which will evaluate the provision of services that promote the availability of credit to low- and moderate-income areas, and (c) an investment test, which will evaluate an institution's record of investments in organizations designed to foster community development, small- and minority-owned businesses and affordable housing lending, including state and local government housing or revenue bonds. The regulation is designed to reduce the paperwork requirements of the current regulations and provide regulators, institutions and community groups with a more objective and predictable manner with which to evaluate the CRA performance of financial institutions. The rule became effective on January 1, 1996, at which time evaluation under streamlined procedures began for institutions with assets of less than $250 million that are owned by a holding company with total assets of less than $1 billion.

    Congress and various federal agencies (including, in addition to the bank regulatory agencies, the Department of Housing and Urban Development, the Federal Trade Commission and the Department of Justice) (collectively the "Federal Agencies") responsible for implementing the nation's fair lending laws have been increasingly concerned that prospective home buyers and other borrowers are experiencing discrimination in their efforts to obtain loans. In recent years, the Department of Justice has filed suit against financial institutions which it determined had discriminated, seeking fines and restitution for borrowers who allegedly suffered from discriminatory practices. Most, if not all, of these suits have been settled (some for substantial sums) without a full adjudication on the merits.

    On March 8, 1994, the Federal Agencies, in an effort to clarify what constitutes lending discrimination and to specify the factors the agencies will consider in determining if lending discrimination exists, announced a joint policy statement detailing specific discriminatory practices prohibited under the Equal Credit Opportunity Act and the Fair Housing Act. In the policy statement, three methods of proving lending discrimination were identified:
(a) overt evidence of discrimination, when a lender blatantly discriminates on a prohibited basis, (b) evidence of disparate treatment, when a lender treats applicants differently based on a prohibited factor even where there is no showing that the treatment was motivated by prejudice or a conscious intention to discriminate against a person, and (c) evidence of disparate impact, when a lender applies a practice uniformly to all applicants, but the practice has a discriminatory effect, even where such practices are neutral on their face and are applied equally, unless the practice can be justified on the basis of business necessity.

FDIC Insurance Assessments

    The Bank will be subject to FDIC deposit insurance assessments for the Bank Insurance Fund. The FDIC has implemented a risk-based assessment system whereby banks are assessed on a sliding scale depending on their placement in nine separate supervisory categories. The highest-rated institutions pay the statutory annual minimum of $2,000 for FDIC insurance. Rates for all other institutions are reduced by four cents per $100 as well, leaving a premium range of 3 cents to 27 cents per $100 of deposits. For FDIC deposit insurance, the Bank will initially pay an annual FDIC deposit insurance assessment of .43 cents per $100 of deposits.

Future Requirements

    Statutes and regulations are regularly proposed which contain wide-ranging proposals for altering the structures, regulations and competitive relationship of the nation's financial institutions.
It cannot be predicted whether or what form any proposed statute or regulation will be adopted or the extent to which the business of the Company and the Bank may be affected by such statute or regulation.


                          LEGAL MATTERS

    The validity of the Common Stock offered hereby will be passed upon for the Company by James E. Palmour III, Esquire, Gainesville, Georgia. Mr. Palmour is one of the organizers and serves as a director of the Company. He will also serve as a director of the Bank. He has provided legal services to the Company during 1997, and it is anticipated that he will provide legal services to the Company and the Bank during 1998. Mr. Palmour also intends to purchase 6,000 shares of Common Stock of the Company in the offering.


                             EXPERTS

    The financial statements of the Company at December 31, 1997 and for the period from February 24, 1997 (inception) until December 31, 1997, set forth herein have been so included in reliance on the report of Henry & Company, LLP, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

                SOUTHERN HERITAGE BANCORP, INC.
                (A Development Stage Corporation)
                      FINANCIAL STATEMENTS
       For the Period from February 24, 1997 (inception)
                     to  December 31, 1997

                SOUTHERN HERITAGE BANCORP, INC.
                (A Development Stage Corporation)

       For the Period from February 24, 1997 (inception)
                      to December 31, 1997

                       TABLE OF CONTENTS

                                                       Page

Independent Accountants' Report                          1

Balance Sheet                                            2

Statement of Operations                                  3

Statement of Stockholders' Equity                        4

Statement of Cash Flows                                  5

Notes to the Financial Statements                   6 - 10

       REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors
Southern Heritage Bancorp, Inc.

We have audited the accompanying balance sheet of Southern Heritage Bancorp, Inc. (a development stage corporation) as of December 31, 1997, and the related statements of operations, changes in shareholders' equity and cash flows for the period from February 24, 1997 (inception) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Southern Heritage Bancorp, Inc. as of December 31, 1997 and the results of operations and its cash flows from February 24, 1997 (inception) to December 31, 1997 in conformity with generally accepted accounting principles.



HENRY & COMPANY, LLP
Gainesville, Georgia
February 27, 1998

                         SOUTHERN HERITAGE BANCORP, INC.

                         (A Development Stage Company)

                               BALANCE SHEET

                             December 31, 1997


                                 Assets

Current assets:
Cash                                                   $      12,643
Prepaid expenses (Note 3)                                     46,141
     Total current assets                                     58,784

Property and equipment (Note 5):

Furniture and fixtures                                         1,000
Vehicles                                                      18,909
Accumulated depreciation                                        (315)
     Total property and equipment                             19,594

Other assets:

Deferred stock offering costs (Note 2)                         2,245
Organization costs (Note 2)                                   63,175
Construction in progress (Note 4)                             48,413

     Total other assets                                      113,833

     Total assets                                          $ 192,211

                      Liabilities and Stockholders' Deficit

Current liabilities:

Accounts payable                                           $  20,268
Accrued liabilities                                              872

     Total current liabilities                                21,140

Noncurrent liabilities:

Line of credit (Note 6)                                      227,415

     Total noncurrent liabilities                            227,415

     Total liabilities                                       248,555

Commitments and Contingencies
Stockholders' deficit:
     Common stock, $5.00 par value; 10,000,000
       shares authorized; no shares issued and
       outstanding                                                 -
     Deficit accumulated during the development stage        (56,344)

     Total liabilities and stockholders' deficit         $    192,211

The accompanying notes are an integral part of these financial statements.

                          SOUTHERN HERITAGE BANCORP, INC.

                           (A Development Stage Company)

                              STATEMENT OF OPERATIONS

     For the Period from February 24, 1997 (inception) to December 31, 1997

Income:                                                    $        -

Expenses:

     Consulting expense                                        21,000
     Salaries expense                                          17,500
     Legal and accounting expenses                              4,000
     Interest expense                                           4,593
     Other pre-opening expenses                                 9,251
     Total expenses                                            56,344

Net Loss                                                   $  (56,344)



   The accompanying notes are an integral part of these financial statements.

                       SOUTHERN HERITAGE BANCORP, INC.

                        (A Development Stage Company)

                       STATEMENT OF STOCKHOLDERS' EQUITY

     For the Period from February 24, 1997 (inception) to December 31, 1997

                                                   Deficit
                                                 Accumulated
                                                   During
                                   Common        Development
                                   Stock            Stage         Total
February 24, 1997                 $     -        $      -        $       -

Net loss - Inception to
  December 31, 1997                     -         (56,344)         (56,344)

December 31, 1997                 $     -        $(56,344)       $ (56,344)




   The accompanying notes are an integral part of these financial statements.

                          SOUTHERN HERITAGE BANCORP, INC.
                           (A Development Stage Company)

                              STATEMENT OF CASH FLOWS

      For the Period from February 24, 1997 (inception) to December 31, 1997

CASH FLOWS FROM OPERATING ACTIVITIES:

     Net loss                                           $  (56,344)

     Adjustments to reconcile net loss to net cash used by operating activities:

     Depreciation                                              315

     Increase in prepaid expenses                          (46,141)
     Increase in accounts payable                           20,268
     Increase in accrued liabilities                           872

Net Cash Used by Operating Activities                      (81,030)

CASH FLOWS FROM INVESTING ACTIVITIES
     Organization costs, capitalized                       (63,175)
     Capital expenditures                                  (68,322)

Net Cash Used by Investing Activities                     (131,497)

CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from organizers                               85,000
     Repayment to organizers                               (85,000)
     Draws on line of credit                               225,000
     Interest capitalized to line of credit                  2,415
     Increase in deferred stock offering costs              (2,245)

Net Cash Provided by Financing Activities                  225,170

NET INCREASE IN CASH                                        12,643

Cash, at beginning of period                                     -

Cash, at end of period                                 $    12,643

Supplemental information:

      Cash paid for interest during the period         $     2,178

      Interest capitalized during the period           $     2,415

  The accompanying notes are an integral part of these financial statements.

                        SOUTHERN HERITAGE BANCORP, INC.
                       (A Development Stage Corporation)
                         NOTES TO FINANCIAL STATEMENTS
    For the Period from February 24, 1997 (inception) to December 31, 1997


NOTE 1   ORGANIZATION

  Southern Heritage Bancorp, Inc. ("the Company") was formed on
  February 13, 1998 for the purpose of becoming a bank holding company. The Company intends to acquire 100% of the outstanding common stock of Southern Heritage Bank ("the
  Bank") which will operate as a full service community bank in Oakwood, Georgia. The organizers of the Bank have received preliminary regulatory approval to charter the Bank with the Department of Banking and Finance and the Federal Deposit
  Insurance Corporation.

  Prior to the filing of the Company's Articles of Incorporation with the Georgia Secretary of State on February 13, 1998, organizational and pre-opening activities were conducted by the organizers. The FDIC is expected to approve the Company's application to operate as a federally insured banking company.
  Provided that the application is approved timely and necessary capital is raised, it is expected that the operations of the Company through the Bank will commence in 1998.

  NOTE 2   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Pre-opening and Organization Costs

  Pre-opening costs such as salaries and other operating expenses are initial expenses incurred to prepare the Company to commence business as a financial institution. These costs are included in the current period's operating results as expense items in the Statement of Operations.

  Costs incurred for the organization of the Company (consisting principally of legal, accounting, consulting, and incorporation fees) are being capitalized and will be amortized over five years. Amortization of the organization costs will begin when banking operations commence.

  Stock offering costs, consisting of direct, incremental costs of the offering, have been deferred and will be charged to additional paid-in capital when the stock offering is completed.


  NOTE 2   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
  (Continued)

  Property and Equipment

  Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets for financial reporting purposes and on an accelerated method for tax reporting purposes.

  Income Taxes

  The Company is subject to federal and state income taxes.
  No taxes have been accrued or paid because of operating losses incurred during the pre-opening stage. During the development stage, the Company has recognized a valuation allowance equal to 100% of the tax benefit arising from the operating loss carryforwards.

  Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

  Advertising Costs

  Advertising costs are expensed when incurred by the Company.

  NOTE 3   PREPAID EXPENSES

  Prepaid expenses of $46,141 at December 31, 1997 consists of prepaid rent of $45,600 and prepaid insurance of $541. The prepaid rent represents payment for the lease of a temporary building for one year. See Note 7 for more details.

  NOTE 4   CONSTRUCTION IN PROGRESS

  The Company plans to build a permanent facility upon final regulatory approval. Expenses have been incurred related to architectural fees for the design of this building and have been capitalized as construction in progress. Upon final completion of the building, the amounts will be reported as fixed assets and will be depreciated over the estimated useful life of the building.

  NOTE 5   PROPERTY AND EQUIPMENT

  Property and equipment consisted of the following at December 31, 1997:

       Furniture and fixtures                      $   1,000
       Vehicles                                       18,909
                                                      19,909
       Less:  accumulated
       depreciation                                     (315)

       Total property and
       equipment                                   $  19,594

  Depreciation expense charged to operations was $315 in 1997.

  NOTE 6   DEBT

  Organization and pre-opening expenses have been funded with borrowings under two $50,000 lines of credit at another financial institution. These lines were in the name of the organizers of the Company, but all proceeds were used for organization and pre-opening expenses. The first line of credit originated on May 3, 1997 and carried an interest rate of 9% and a maturity date of October 30, 1997. The second line originated on September 10, 1997 and also carried a 9% interest rate and a maturity date of October 30, 1997. Both were repaid in full on their due date with proceeds from a line of credit with The Banker's Bank.

  The line of credit with The Banker's Bank originated on October 23, 1997 in the amount of $500,000 and carries an interest rate of the Prime rate published in the Wall Street
  Journal or 8.5% at December 31, 1997. The outstanding balance is due in full on October 23, 1998. As of December 31, 1997, the outstanding balance totaled $227,415 of which 2,415 is capitalized interest. The line is guaranteed by the organizers of the Company. It is the intent of the Company's organizers to repay the debt with proceeds from the stock sale.




  NOTE 7   COMMITMENTS AND RELATED PARTY TRANSACTIONS

  Organization costs and pre-opening expenses have been funded with a loan acquired by the organizers of the Company, as described in Note 5.

  The Bank entered into an employment agreement with the President\Chief Executive Officer on November 5, 1997. The employment agreement provides for a three year term and is annually renewable thereafter. The President will be paid an initial base annual salary of $105,000. Once the Bank begins operations, he will also be entitled to certain performance bonuses based on regulatory ratings of the Bank and deposit growth, return on average assets ("ROA"), and return on average equity ("ROE") of the Bank for the year. Based on these factors, the calculated bonus may range from 0 to 50% of the base salary.

  Further, the employment agreement requires the President to purchase 6,000 shares of the initial offering of Common Stock of the Company at the same time as the other initial directors. The President will also have the right to purchase an additional 15,000 shares at book value or $10.00 per share, whichever is less, during the first five years of operation of the Bank.

  The Bank also entered into an employment agreement with the
  Senior Vice President\Chief Lending Officer of the Bank on
  January 1, 1998; however, this employee's actual start date has not yet been determined.  The employment agreement
  provides for a two year term and is annually renewable
  thereafter.    The Senior Vice President\Chief Lending Officer
  will be paid an initial base annual salary of $63,500.  Once the Bank begins operations, the employee will also be entitled to certain performance bonuses based upon mutually agreed upon goals such as a pre-determined formula consisting of
  regulatory compliance, deposit growth, and other factors.
  Based on these factors, the calculated bonus may range from 0 to 15% of the base salary.  Further, the contract gives the
  Senior Vice President\Chief Lending Officer the right and
  option to purchase 5,000 shares of the Company's common stock at book value or $10.00 per share, whichever is less, for the first five years of employment and if extended by the board not to exceed ten years.

  NOTE 7   COMMITMENTS AND RELATED PARTY TRANSACTIONS
  (Continued)

  On January 7, 1998, the Bank entered into an employment agreement with the Senior Vice President\Chief Operations
  Officer of the Bank. The agreements provides for a three year term and is annually renewable thereafter. The Senior Vice
  President\Chief Operations Officer will receive an annual salary of $65,000 for the first twelve months. Thereafter, annual performance reviews will determine the amount of increase in the initial base salary. Once the Bank begins operations, the employee will be entitled to performance bonuses ranging from 0% to 15% of the annual base salary. In addition, the employee shall have the right and option to purchase 5,000 shares of the Company's common stock at book value or $10.00 per share, whichever is less, for the first five years of employment and if extended by the board not to exceed ten years.

  On June 1, 1997, the Bank entered into a lease agreement with Bank and Business Systems, Inc. for a temporary office facility. The entire agreement is contingent upon the receipt of final government regulatory approvals. The lease calls for monthly rent in the amount of $3,800 per month for a twelve month term payable in advance ($45,600). This amount was paid by the Company in 1997 and is shown as prepaid rent on the balance sheet at December 31, 1997. In addition, the lease requires the Company to maintain insurance on the temporary facility and well as on its contents.

  On November 21, 1997, the Bank entered into an architectural contract with Hussey, Gay, Bell & Deyoung International, Inc.,
  Jacobs-Hlavenka Division to design the Company's permanent facility in Oakwood, Georgia. The total construction cost of the building is estimated to be $1 million. The contract calls for a base fee of 6% of the estimated total construction cost, payable in progress payments as the work is completed, as well as extra charges for increases from executed change orders and extra services. As of December 31, 1997, the Company has made $40,500 in payments to Jacobs-Hlavenka which are shown as a component of construction in progress on the balance sheet.


  NOTE 7   COMMITMENTS AND RELATED PARTY TRANSACTIONS
  (Continued)

  On February 4, 1998, the Company entered into a lease with a related party (an organizer and a director of the Company) for the land which will be the site of the permanent facility.
  The lease calls for a twenty year term (beginning on the rent commencement date) which can be extended for four additional periods of five years each. The base annual rent is $40,000, payable in monthly installments of $3333.33 each. The rent commencement date shall be the earlier of the day the Company locates its temporary office facility of the premises and said facility is placed in use by the Company's employees or 120 days after the date of the lease.

                   SUBSCRIPTION AGREEMENT                         EXHIBIT "A"


Southern Heritage Bancorp, Inc.
3461 Atlanta Highway
P. O. Box 907
Oakwood, Georgia 30566
Attn: Gary H. Anderson

Gentlemen:

     The undersigned hereby subscribes for and agrees to purchase the number of shares of Common Stock, par value $5.00 per share
(the "Common Stock"), of Southern Heritage Bancorp, Inc., a Georgia corporation (the "Company"), indicated below. The undersigned has executed and delivered this Subscription Agreement in connection with the Company's offering of Common Stock described in its Prospectus dated ______, 1998. (Such Prospectus, including any amendments and supplements thereto, is herein called the "Prospectus").

     The undersigned agree to purchase the shares of Common Stock subscribed for herein for the purchase price of $10.00 per share.
All checks should be made payable to "The Bankers Bank -  Escrow
Account for Southern Heritage Bancorp, Inc." A check in an amount equal to the full subscription price is enclosed with this Subscription Agreement.

     The undersigned acknowledges receipt of a copy of the Prospectus. The undersigned further acknowledges that the Company has not yet begun operations and that an investment in the Common
Stock involves significant risks, as set forth under "Risk Factors" in the Prospectus. The undersigned understands that no federal or state agency has made any finding or determination regarding the fairness of the offering of the Common Stock, the accuracy or adequacy of the Prospectus, or any recommendations or endorsement concerning an investment in the Common Stock.

     The undersigned agrees that this subscription is binding on the undersigned and is irrevocable by the undersigned until the Expiration Date as defined in the Prospectus. The undersigned acknowledges that this Subscription Agreement shall not constitute a valid and binding obligation of the Company until accepted by the Company in writing, and that the Company has the right to reject this Subscription Agreement, either in whole or in part, in its sole discretion.

Number of Shares
(minimum 100 shares):  ________      ____________________________
                                     Please PRINT or TYPE exact
                                     name(s) in which undersigned
                                     desires to be registered
Total Subscription
Price (at $10.00 per
share):                $_______

                          SUBSTITUTE W-9


Under the penalties of perjury, I certify that:  (a) the Social
Security Number or Taxpayer Identification Number given below is correct; and (2) I am not subject to backup withholding.
INSTRUCTION:  YOU MUST CROSS OUT #2 ABOVE IF YOU HAVE BEEN NOTIFIED
BY THE INTERNAL REVENUE SERVICE THAT YOU ARE SUBJECT TO BACKUP
WITHHOLDING BECAUSE OF UNDER-REPORTING INTEREST OR DIVIDENDS ON
YOUR TAX RETURN.


_____________________________        ____________________________
Date                                 Signature(s)*


_____________________________        ____________________________
Area Code and Telephone No.          Please indicate form of
                                     ownership the undersigned
                                     desires for the shares
                                     (individual, joint tenants
                                     with right of survivorship,
                                     tenants in common, trust,
                                     corporation, partnership,
                                     custodian, etc.)
_____________________________
Social Security or Federal
Taxpayer Identification No.          ____________________________
                                     Street Address

                                     ____________________________
                                     City/State/Zip Code


                  TO BE COMPLETED BY THE COMPANY

Accepted as of __________________, 1998, as to ____________ shares.

SOUTHERN HERITAGE BANCORP, INC.

By___________________________
    Signature

_____________________________
Print Name

*When signing as attorney, trustee, administrator, or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer.
In case of joint tenants, each joint owner must sign.



______________________________________________
The Company reserves the right, in its sole
discretion to reject any and all
subscriptions, and no subscription will be
effective until accepted by the Company.

No person has been authorized by the Company to give any information or to make any representations not contained in this
Prospectus, and any information or statement not contained herein must not be relied upon as having been authorized by the Company. The delivery of this Prospectus does not imply that the information contained herein is correct as of any time subsequent to its date.

The Company has undertaken to update this Prospectus to reflect any facts or events arising after the date hereof, which individually or in the aggregate represent a fundamental change in the information set forth herein and to include any material information with respect to the plan of distribution not previously disclosed in the Prospectus or any material changes to such information.

Subscribers should not construe the contents of this Prospectus or any communication from the Company, whether written or oral, as legal, tax accounting, or other expert advice.
Each subscriber should consult his or her own counsel, accountants and other professional advisors as to all matters concerning his or her investment in shares of the Common Stock.

The shares of Common Stock of the Company offered hereby are not deposits insured by the Federal Deposit Insurance Corporation.

This Prospectus does not constitute an offer to sell in any jurisdiction or a solicitation of an offer to buy any of the shares of the Common Stock to any person in any jurisdiction in which such offer or solicitation is unlawful.

                         TABLE OF CONTENTS

                                Page

Summary...................................
Risk Factors..............................
The Offering..............................
Use of Proceeds...........................
Capitalization............................
Dividends.................................
Business of the Company and the Bank......
Management................................
Market for Common Stock and Related
Shareholder Matters.......................
Description of Common Stock of the
  Company.................................
Certain Provisions of the Company's
  Articles of Incorporation and
  ByLaws..................................
Supervision and Regulation................
Legal Matters.............................
Experts...................................
Financial Statements......................  F-1
Subscription Agreement.................   Exhibit "A"
_____________________________________________________

_____________________________________________________








SOUTHERN HERITAGE BANCORP, INC.

A Proposed Bank Holding Company

           for

   SOUTHERN HERITAGE BANK

   A Proposed State Bank

         1,000,000

         Shares of

       Common Stock

         PROSPECTUS


______________________________

                                 PART II

              INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

  Consistent with the pertinent provisions of the laws of Georgia, the Registrant's Articles of Incorporation provide that the Registrant shall have the power to indemnify its directors and officers against expenses (including attorney's fees) and liabilities arising from actual or threatened actions, suits or proceedings, whether or not settled, to which they become subject by reason of having served in such role if such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Advances against expenses shall be made so long as the person seeking indemnification agrees to refund the advances if it is ultimately determined that he or she is not entitled to indemnification. A determination of whether indemnification of a director or officer is proper because he or she met the applicable standard of conduct shall be made (a) by the Board of Directors of the Registrant, (b) in certain circumstances, by independent legal counsel in a written opinion, or (c) by the affirmative vote of a majority of the shares entitled to vote.

Item 25.  Other Expenses of Issuance and Distribution.

  Expenses of the sale of the Registrant's Common Stock, $5.00 par value, are as follows:

  Registration Fee                              $  2,950
  Legal Fees and Expenses (Estimate)              20,000
  Accounting Fees and Expenses (Estimate)          4,000
  Printing and Engraving Expenses (Estimate)       2,500
  Miscellaneous (Estimate)                         6,050

  Total                                         $ 35,000

Item 26.  Recent Sales of Unregistered Securities.

  On February 19, 1998, the Registrant issued to Lowell S. Cagle, in a private placement one share of the Registrant's Common Stock, $5.00 par value per share, for an aggregate purchase price of $10 in connection with the organization of the Company. The sale to Mr. Cagle was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) of such Act because it was a transaction by an issuer which did not involve a public offering.

Item 27.  Exhibits.

Exhibit     Description
Number

   5.1       Legal Opinion of James E. Palmour, III
  23.1       Consent of Henry & Company, LLP
  23.2       Consent of James E. Palmour, III


Item 28.  Undertakings.

  The undersigned Registrant hereby undertakes as follows:

  (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
  Statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events which, individually or together represent a fundamental change in the information set forth in the Registration
           Statement, and notwithstanding the foregoing, any increase or decrease in volume of securities offered
           (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated offering rate may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in column and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration
           Statement;

    (iii) To include any additional or changed material information the plan of distribution.

    (2) For the purpose of determining any liability under the Securities Act of 1933, to treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at the time shall be deemed to be the initial bona fide offering.

    (3) To file a post-effective amendment to remove from registration any of the securities being registered which remain unsold at the termination of this offering.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth in Item 24, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities
  (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                            SIGNATURES

  In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Amendment No. 1 to be signed on its behalf by the undersigned, in the City of Oakwood, State of Georgia, on April 16, 1998.

                              SOUTHERN HERITAGE BANCORP, INC.


                              By:  s/Gary H. Anderson

                              Name:   Gary H. Anderson
                              Title:  President and Chief
                                      Executive Officer


  Pursuant to the requirements to the Securities Act of 1933, this Amendment No. 1 has been signed by the following persons in the capacities and on the date indicated.

Name                              Position               Date


s/Gary H. Anderson                Director; President    4/16/98
Gary H. Anderson                  and C.E.O.

s/Jeanie Bridges                  Corporate Treasurer,   4/16/98
Jeanie Bridges                    C.A.O. and C.F.O.

s/Lowell S. Cagle                 Director; Chairman     4/16/98
Lowell S. Cagle                   of the Board

s/James E. Palmour, III           Director; Corporate    4/16/98
James E. Palmour, III             Secretary

___________________________       Director               ______
Earl Gilleland

s/Terry Hayes                     Director               4/16/98
Terry Hayes

s/David Merritt                   Director               4/16/98
David Merritt

s/Harold Nichols                  Director               4/16/98
Harold Nichols

s/Edward Quillian                 Director               4/16/98
Edward Quillian

s/M. Milton Robson                Director               4/16/98
M. Milton Robson

s/Donald W. Smith                 Director               4/16/98
Donald W. Smith

                         INDEX OF EXHIBITS


Exhibit                                                  Sequential
Number           Description                              Page


 5.1       Legal Opinion of James E. Palmour, III         ______

23.1       Consent of Henry & Company, LLP                ______

23.2       Consent of James E. Palmour, III               ______

                                                       EXHIBIT 5.1
                      JAMES E. PALMOUR, III

                          Attorney at Law


                          April 16, 1998


Southern Heritage Bancorp, Inc.
3461 Atlanta Highway
P. O. Box 907
Oakwood, Georgia  30566

Ladies and Gentlemen:

  I am acting as counsel to Southern Heritage Bancorp, Inc., a Georgia corporation (the "Company"), Oakwood, Georgia. In such capacity, I have supervised certain proceedings taken by the Company in connection with the registration under the Securities
Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder
(collectively, the "Act"), of the offer and sale of a minimum of 800,000 shares and a maximum of 1,000,000 shares (the "Shares") of common stock, $5.00 par value, of the Company.

  I have examined originals or copies, certified or otherwise identified to my satisfaction, of the documents and corporate records relating to the authorization, issuance of sale of the Shares and have made such other investigation as I have deemed appropriate and relevant in order to furnish the opinion set forth below.

  In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents, and the conformity to original documents of all documents submitted to me as certified or photostatic copies. As to questions of fact material and relevant to my opinion, where such facts were not independently verified by me, I have relied, to the extent I deemed such reliance proper, upon certificates or representations of officers and representatives of the Company and appropriate federal, state and local officials.

  Based upon the foregoing, I am of the opinion that the Shares have been duly authorized and when sold, will be validly issued, fully paid and nonassessable.

  This letter is furnished solely to you and may not be relied upon by any third party, except offerees and purchasers of the Company's stock in the offering.

                          Very truly yours,

                          s/James E. Palmour, III

                          James E. Palmour, III

                                                      EXHIBIT 23.1






                  Independent Auditors' Consent





We consent to the inclusion in this Registration Statement on Form
SB-2 of our report dated February 27, 1998 on our examination of the financial statements of Southern Heritage Bancorp, Inc. as of and for the period ended December 31, 1998. We also consent to the reference to our firm under the heading "Experts" in the prospectus.





                              /s/ HENRY & COMPANY, LLP


Gainesville, Georgia
April 16, 1998

                                                      EXHIBIT 23.2


                        CONSENT OF COUNSEL



To the Board of Directors
Southern Heritage Bancorp, Inc.


  I hereby consent to the filing of my opinion regarding validity of shares as an exhibit to the Registration Statement to which this consent is attached and further consent to the use of my name under the heading "Legal Matters" in the Registration Statement and the Prospectus which is a part thereof.

                              Very truly yours,


                              s/James E. Palmour, III


                              James E. Palmour, III


Date:  April 16, 1998

